Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated June 27, 2005

among

BGS COMPANIES, INC.

(“BGS”)

BOWNE & CO., INC.

BOWNE OF NEW YORK CITY, LLC

(the “Sellers”)

LIONBRIDGE TECHNOLOGIES, INC.

(the “Buyer”)

and

GGS ACQUISITION CORP.

(the “Transitory Subsidiary”)

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2.29	Controls and Procedures	26
2.30	Government Contracts	26
2.31	Investment Representation	27
2.32	Exclusivity of Representations	27
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	28
3.1	Organization, Qualification and Corporate Power	28
3.2	Capitalization; Representations Regarding Stock	28
3.3	Authorization of the Transaction	28
3.4	Noncontravention	29
3.5	Reports and Financial Statements	29
3.6	Absence of Certain Changes or Events	30
3.7	Financing Commitment	30
3.8	Solvency	30
3.9	Litigation	30
3.10	Intellectual Property	30
3.11	Customers	31
3.12	India	31
3.13	Other Transactions	31
ARTICLE IV	PRE-CLOSING COVENANTS	31
4.1	Closing Efforts	31
4.2	Governmental and Third-Party Notices and Consents	32
4.3	Operation of Business	33
4.4	Access to Information	35
4.5	Notice of Breaches	36
4.6	Buyer’s Board of Directors	37
4.7	No Solicitation	38
4.8	Delivery of S-X Financial Statements	39
4.9	No Purchases of Stock During Trading Period	39
4.10	Termination of Affiliate Transactions	39
4.11	Other Matters	39
4.12	Stockholder Approval.	40
ARTICLE V	CONDITIONS TO CLOSING	40
5.1	Conditions to Obligations of each Party	40
5.2	Conditions to Obligations of the Buyer	40
5.3	Conditions to Obligations of the Seller	41
ARTICLE VI	POST-CLOSING COVENANTS	42
6.1	Proprietary Information	42
6.2	Solicitation and Hiring	43
6.3	Non-Competition	43
6.4	Sharing of Data	44
6.5	Use of Name	44
6.6	Cooperation in Litigation	45
6.7	Certain Expenses	45
6.8	Indemnification of Directors and Officers	45
6.9	Replacement of Parent Guarantees	46

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6.10	Union Employees	46
6.11	Transition Services	46
6.12	Change in Control and Retention Payments	46
ARTICLE VII	INDEMNIFICATION	47
7.1	Indemnification by the Parent	47
7.2	Indemnification by the Buyer	47
7.3	Indemnification Claims	48
7.4	Survival of Representations and Warranties	50
7.5	Limitations	51
7.6	Treatment of Indemnity Payments	52
7.7	Damages Net of Insurance, Etc	52
ARTICLE VIII	TAX MATTERS	52
8.1	Preparation and Filing of Tax Returns; Payment of Taxes	52
8.2	Tax Indemnification	53
8.3	Allocation of Certain Taxes	54
8.4	Cooperation on Tax Matters; Tax Audits	55
8.5	Termination of Tax Sharing Agreements	56
8.6	338(h)(10) Election	56
8.7	Section 338(g) Election	57
8.8	Scope of Article VIII	57
ARTICLE IX	TERMINATION	57
9.1	Termination of Agreement	57
9.2	Effect of Termination	58
ARTICLE X	DEFINITIONS	59
10.1	Definitions	59
10.2	Knowledge	72
ARTICLE XI	MISCELLANEOUS	72
11.1	Press Releases and Announcements	72
11.2	No Third Party Beneficiaries	72
11.3	Entire Agreement	72
11.4	Succession and Assignment	73
11.5	Counterparts and Facsimile Signature	73
11.6	Headings	73
11.7	Notices	73
11.8	Governing Law	74
11.9	Amendments and Waivers	74
11.10	Severability	74
11.11	Expenses	74
11.12	Specific Performance	75
11.13	Jurisdiction; Agents for Service of Process	76
11.14	Waiver of Jury Trial	76
11.15	Construction	76

- iii -

Exhibits

Exhibit A -	Form of Seller Note
Exhibit B -	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit C -	Form of Shareholder Agreement
Exhibit D -	Form of Bill of Sale
Exhibit E -	Form of Voting Agreement

Schedules

Schedule 3.2 -	Capitalization of the Buyer
Schedule 4.3(c) -	Assets to be Transferred Prior to Closing
Schedule 4.6 -	Parent Nominees
Schedule 4.7 -	Persons Excluded From No Solicitation
Schedule 4.10 -	Affiliate Transactions that Survive Closing
Schedule 5.2(a) -	Required Consents and Approvals
Schedule 5.2(j) -	Required Good Standing Certificates
Schedule 6.12 -	Change in Control and Retention Payments
Schedule 10.2(a) -	Seller Knowledge Parties
Schedule 10.2(b) -	Buyer Knowledge Parties

Disclosure Schedule

- iv -

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of June 27, 2005 by and among Lionbridge Technologies, Inc., a Delaware corporation (the “Buyer”), GGS Acquisition Corp., a Delaware corporation (“Transitory Subsidiary”), BGS Companies, Inc., a Delaware corporation (“BGS”), Bowne & Co., Inc., a Delaware corporation (the “Parent”), and Bowne of New York, LLC, a Delaware limited liability company (“Bowne New York”) (the Parent and Bowne New York are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”).

BACKGROUND

1. The Business Subsidiaries and the Operating Subsidiaries are engaged in the Business.

2. This Agreement contemplates a merger of the Transitory Subsidiary into BGS. In such merger, the stockholders of BGS will receive cash and Buyer Common Stock in exchange for their capital stock of BGS.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article X.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into BGS at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and BGS shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party:

(a) Each BGS Share issued and outstanding immediately prior to the Effective Time (other than BGS Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and BGS Shares held in BGS’s treasury) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of any holder thereof, forthwith cease to exist and be converted into and represent the right to receive the Merger Consideration.

(b) Each BGS Share held in BGS’s treasury immediately prior to the Effective Time and each BGS Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

(c) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

1.3 Payment of the Merger Consideration. The aggregate Merger Consideration shall be payable as follows:

(a) At the Closing, the Buyer shall deliver the aggregate Stock Consideration to the BGS Stockholders (which Stock Consideration shall be delivered to each BGS Stockholder in the proportion that the number of BGS Shares owned by such BGS Stockholder immediately prior to the Effective Time bears to the total number of issued and outstanding BGS Shares immediately prior to the Effective Time).

(b) The Cash Consideration shall be payable by wire transfer of immediately available funds to the account(s) of the BGS Stockholders specified in writing by such BGS Stockholders at least two (2) Business Days prior to the Closing (which Cash Consideration shall be delivered to each BGS Stockholder in the proportion that the number of BGS Shares owned by such BGS Stockholder immediately prior to the Effective Time bears to the total number of issued and outstanding BGS Shares immediately prior to the Effective Time); provided, however, that if the Cash Consideration exceeds $130,000,000, at the Buyer’s option, up to $20,000,000 of the Cash Consideration in excess of $130,000,000 may be paid by the execution and delivery by the Buyer of a promissory note to each BGS Stockholder in the form attached hereto as Exhibit A (the “Seller Note”) (each of which Seller Notes shall be in a principal amount in the proportion that the number of BGS Shares owned by such BGS Stockholder immediately prior to the Effective Time bears to the total number of issued and outstanding BGS Shares immediately prior to the Effective Time); provided, further, that if the aggregate value of the Stock Consideration calculated at the Average Closing Price is equal to or greater than $50,000,000, the Cash Consideration shall be payable solely in cash.

1.4 Dissenting Shares.

(a) Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration unless any BGS Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn his, her or its demand for appraisal. If such BGS Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such BGS Shares pursuant to Section 1.2, and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to such BGS Stockholder the Merger Consideration to which such holder is entitled pursuant to Section 1.2.

(b) BGS shall give the Buyer (i) prompt notice of any written demands for appraisal of any BGS Shares, withdrawals of such demands, and any other instruments that relate to such demands received by BGS and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law.

BGS shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of BGS Shares or offer to settle or settle any such demands.

1.5 Options.

(a) All Options shall terminate and be of no further force or effect effective as of the Effective Time and promptly after the Closing the Parent shall pay all amounts owing to each holder of such Options as a result of the Merger and the termination of such Options. Prior to the Effective Time, BGS shall, to the extent required under the provisions of any applicable Option, enter into an agreement, in a form reasonably satisfactory to the Buyer, with each holder of an outstanding Option providing for the termination of such Option effective as of the Effective Time.

(b) BGS shall terminate all BGS Stock Plans at or prior to the Effective Time.

(c) In connection with the payment of the amounts owing to the Option holders under Section 1.5(a), the Parent shall deduct and withhold from such payments such amounts as are required to be deducted and withheld under the Code, or any other applicable U.S., state or foreign law, rule or regulation. Without limiting the foregoing, the Parent shall deduct and withhold any withholding Tax (on such payments or any deemed payments under Section 409A of the Code) under Section 3402 or 3102 of the Code or any corresponding state or foreign law, rule or regulation.

1.6 Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be amended and restated in its entirety to be in the form attached hereto as Exhibit B.

(b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of BGS.

1.7 No Further Rights. At and after the Effective Time, no BGS Shares shall be deemed to be outstanding, and holders of certificates formerly representing BGS Shares shall cease to have any rights with respect thereto except as provided herein or by law.

1.8 Closing of Transfer Books. At the Effective Time, the stock transfer books of BGS shall be closed and no transfer of BGS Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing BGS Shares are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.2, subject to applicable law in the case of Dissenting Shares.

1.9 The Closing.

(a) The Closing shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036 commencing at 9:00 a.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b) At the Closing:

(i) the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.2;

(ii) the Buyer shall deliver to the Sellers the various certificates, instruments and documents referred to in Section 5.3;

(iii) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(iv) Bowne New York shall deliver (or shall cause to be delivered) or otherwise put the Buyer in possession or control of the minute books, stock books, ledgers and registers, corporate seals and other similar corporate records of each of the Business Subsidiaries and each of the Operating Subsidiaries;

(v) the Buyer shall deliver to the BGS Stockholders the Stock Consideration;

(vi) the Buyer shall pay the cash portion of the Merger Consideration to the BGS Stockholders and, if necessary, shall execute and deliver the Seller Notes; and

(vii) the Buyer and the Sellers shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.10 Allocation. The Buyer shall prepare a schedule with an allocation of the Merger Consideration (and all other capitalizable costs) among each Business Subsidiary, each Operating Subsidiary and the non-solicitation and non-competition covenants set forth in Sections 6.2 and 6.3 of this Agreement, together with appropriate supporting documentation and valuation reports prepared in connection therewith (the “Allocation Schedule”) within ninety (90) days after the Closing Date. After preparation of the Allocation Schedule, it shall be submitted to the Sellers for review and approval, which review shall be completed within thirty (30) days. The Buyer and the Sellers shall attempt in good faith to resolve any differences between them as to the allocation. If the Buyer and the Sellers are unable to resolve any differences as to allocation, the disputed parts of the Allocation Schedule shall be submitted to a mutually-agreeable, neutral, nationally recognized accounting firm for resolution. Any determination by the accounting firm will be final and the Buyer and the Sellers shall be deemed to have approved of the Allocation Schedule as modified by any such determination. After approval, the Allocation Schedule shall be conclusive and binding upon the Parties hereto and shall be used by them for all purposes, including financial accounting purposes and in the preparation of all Tax Returns, including any forms required by Section 338 of the Code and any comparable provisions of state, local or foreign Tax law, unless otherwise required as a result of an audit by a Taxing Authority or a court order.

1.11 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either BGS or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to place the Buyer in actual possession and operating control of the Business; provided, however, that the Buyer shall pay all reasonable out-of-pocket expenses incurred by the Sellers in connection therewith.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BGS AND THE SELLERS

Except as set forth in the Disclosure Schedule, BGS and the Sellers jointly and severally represent and warrant to the Buyer as follows.

2.1 Organization, Qualification and Corporate Power.

(a) The Parent. The Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect. The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has made available to the Buyer complete and accurate copies of its corporate charter and by-laws. Parent is not in default under or in violation of any provision of its certificate of incorporation or by-laws, other than any such default or violation that would not reasonably be expected to have a Business Material Adverse Effect.

(b) Bowne New York. Bowne New York is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. Bowne New York is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1(b) of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect. Bowne New York has all requisite limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has made available to the Buyer complete and accurate copies of Bowne New York’s certificate of formation and operating agreement. Bowne New York is not in default under or in violation of any provision of its certificate of formation or operating agreement, other than any such default or violation that would not reasonably be expected to have a Business Material Adverse Effect.

(c) The Business Subsidiaries. Each Business Subsidiary is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business and, where applicable, is in good standing under the laws of each jurisdiction listed in Section 2.1(c) of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect. Each Business Subsidiary has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(d) Charter and Corporate Records of the Business Subsidiaries. The Parent has made available to the Buyer correct and complete copies of the corporate charter and bylaws of each Business Subsidiary (each as amended to date). The minute books (containing the records of meetings of the stockholders and the board of directors) since September 1, 2002 and the stock record books of each Business Subsidiary are correct and complete in all material respects. No Business Subsidiary is in default under or in violation of any provision of its corporate charter or bylaws, other than any such default or violation that would not reasonably be expected to have a Business Material Adverse Effect.

2.2 Capitalization; Representations Regarding BGS Stock.

(a) The capitalization of BGS as of the date of this Agreement is set forth in Section 2.2 of the Disclosure Schedule. All of the issued and outstanding shares of stock of BGS are duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all BGS Stock Plans, indicating for each BGS Stock Plan the number of BGS Shares issued to date under such Plan, the number of BGS Shares subject to outstanding options under such Plan and the number of BGS Shares reserved for future issuance under such Plan; (ii) all holders of outstanding Options, indicating with respect to each Option the BGS Stock Plan under which it was granted, the number of BGS Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Sellers have made available to the Buyer complete and accurate copies of all BGS Stock Plans and forms of all stock option agreements evidencing Options. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to BGS. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act, in respect of the capital stock of BGS.

(b) Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of BGS is authorized or outstanding, (ii) BGS has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of BGS and (iii) BGS has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

(c) Except as set forth in Section 2.2 of the Disclosure Schedule, there is no agreement, written or oral, between BGS and any holder of its securities, or, to the Sellers’ knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of BGS.

(d) As of the date of this Agreement, all of the issued and outstanding shares of stock of BGS are owned of record and beneficially by Bowne New York and Bowne New York has good title to the BGS Shares, free and clear of any Security Interest, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law).

2.3 Authorization of Transaction. BGS and each Seller has all requisite power and authority to execute and deliver this Agreement and, in the case of the Sellers, the Shareholder Agreement, and to perform its obligations hereunder and thereunder. The execution and delivery by BGS and each Seller of this Agreement and, subject to obtaining the Requisite Stockholder Approval, the performance by BGS and each Seller of this Agreement and, in the case of the Sellers, the Shareholder Agreement, and the consummation by BGS and each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of BGS and each Seller. This Agreement has been duly and validly executed and delivered by BGS and each Seller and constitutes, and the Shareholder Agreement, upon its execution and delivery by each Seller will constitute, a valid and binding obligation of BGS or such Seller, as the case may be, enforceable against BGS or such Seller in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart Scott-Rodino Act and applicable foreign Antitrust Laws and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by BGS or any Seller of this Agreement or, in the case of the Sellers, the Shareholder Agreement, nor the consummation by BGS or any Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter, by-laws or other organizational documents of any Business Subsidiary or such Seller, (b) require on the part of any Business Subsidiary or such Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract to which any Business

Subsidiary, Operating Subsidiary or Seller is a party or by which any Business Subsidiary, Operating Subsidiary or Seller is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of any Business Subsidiary or Operating Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Business Subsidiary, Operating Subsidiary or such Seller or any of their respective properties or assets, except in the case of clauses (b), (c), (d) and (e) above, for such notice, filing, permit, authorization, consent, approval, conflict, breach, default, acceleration, right of termination, right of modification, right of cancellation, waiver, imposition of a Security Interest or violation which would not reasonably be expected to have a Business Material Adverse Effect.

2.5 Operating Subsidiaries.

(a) Section 2.5(a) of the Disclosure Schedule sets forth: (i) the name of each Operating Subsidiary; (ii) the number and type of outstanding equity securities of each Operating Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Operating Subsidiary; (iv) the names of the officers and directors of each Operating Subsidiary; and (v) the jurisdictions in which each Operating Subsidiary is qualified or holds licenses to do business as a foreign corporation.

(b) Each Operating Subsidiary is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization. Each Operating Subsidiary is duly qualified to conduct business and, where applicable, is in good standing under the laws of each jurisdiction listed in Section 2.5(b) of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing that would not reasonably be expected to have a Business Material Adverse Effect. Each of the Operating Subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has made available to the Buyer complete and accurate copies of the corporate charter, certificate of formation, operating agreement or by-laws, as the case may be, of each Operating Subsidiary. No Operating Subsidiary is in default under or in violation of any provision of its corporate charter or by-laws, except for any such default or violation that would not reasonably be expected to have a Business Material Adverse Effect.

(c) All of the issued and outstanding shares of capital stock of each Operating Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the issued and outstanding shares of stock of each Operating Subsidiary are owned, directly or indirectly, of record and beneficially by a Business Subsidiary and such Business Subsidiaries have good title to such stock, free and clear of any Security Interest, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law).

(d) There are no outstanding or authorized options, warrants, rights, agreements or commitments to which any Seller or any Business Subsidiary is a party or which are binding upon any Operating Subsidiary, any Seller or any Business Subsidiary providing for the issuance, disposition or acquisition of any shares of capital stock of any Operating Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Operating Subsidiary. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act, in respect of the capital stock of any Operating Subsidiary.

(e) No Seller or Business Subsidiary controls, directly or indirectly, or has any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other domestic or foreign business association, organization or entity that operates any part of the Business which is not a Business Subsidiary or an Operating Subsidiary.

2.6 Financial Statements.

(a) Section 2.6(a) of the Disclosure Schedule contains a true and correct copy of (i) the unaudited pro forma consolidated balance sheet (the “Balance Sheet”) of BGS as of December 31, 2004 (the “Balance Sheet Date”) and the related pro forma consolidated statement of results of operations for the fiscal year ended on such date and (ii) the unaudited pro forma consolidated balance sheet of BGS as of March 31, 2005 (the “Interim Balance Sheet”) and the related pro forma consolidated statement of results of operations for the three (3) months ended on such date (collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial condition and the results of the operations of BGS as of the dates and for the periods indicated. The Financial Statements have been prepared consistently with GAAP, except for the absence of footnote disclosures and cash flow statements.

(b) Section 2.6(b) of the Disclosure Schedule lists, and the Parent has made available to the Buyer, copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Business since January 1, 2004. Section 2.6(b) of the Disclosure Schedule lists all non-audit services performed by the Parent’s auditors for the Business since January 1, 2004.

2.7 Absence of Certain Changes. Since the Balance Sheet Date, (a) there has occurred no event or development which has had, or would reasonably be expected to have, a Business Material Adverse Effect, and (b) no Seller, Business Subsidiary or Operating Subsidiary has taken any of the actions set forth in paragraphs (a)(i) through (a)(xii) of Section 4.3.

2.8 Undisclosed Liabilities. No Business Subsidiary or Operating Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Balance Sheet or the Interim Balance Sheet, (b) liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities that would not reasonably be expect to have a Business Material Adverse Effect.

2.9 Tax Matters.

(a) Each Business Subsidiary and Operating Subsidiary has properly filed or had filed on its behalf all U.S. federal income and all other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. No Business Subsidiary or Operating Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group the common parent of which is Parent. Each Business Subsidiary and Operating Subsidiary has paid or had paid on its behalf on a timely basis all Taxes that were due and payable and the Parent has paid all Taxes that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of each Business Subsidiary and Operating Subsidiary for tax periods through the Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and all unpaid Taxes of each Business Subsidiary and Operating Subsidiary after the Balance Sheet Date arise in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. No Business Subsidiary or Operating Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any material contractual obligation, or otherwise for any Taxes of any person other than the Business Subsidiaries and the Operating Subsidiaries, or (ii) is a party to or bound by any material Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that each Business Subsidiary or Operating Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Entity.

(b) The Parent has delivered to the Buyer (i) complete and correct copies of all material Tax Returns of the Business Subsidiaries, the Operating Subsidiaries and any Affiliated Group (but, in the case of any such Affiliated Group, only the portions of such Tax Returns relating to the Business Subsidiaries and the Operating Subsidiaries) relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all material private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Business Subsidiaries or the Operating Subsidiaries or, to the extent related to the income, business, assets, operations, activities or status of any Business Subsidiary or Operating Subsidiary, submitted by, received by or agreed to by or on behalf of any Affiliated Group, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The U.S. federal income Tax Returns of the Parent, each Business Subsidiary and Operating Subsidiary and each other member of an Affiliated Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. No examination or audit of any Tax Return of any Seller (solely with respect to the Business), any Business Subsidiary, Operating Subsidiary or any other member of an Affiliated Group with respect to an Affiliated Period by any Governmental Entity is currently in progress or, to the knowledge of the Sellers, has been threatened in writing. No Seller (solely with respect to the Business), Business Subsidiary, Operating Subsidiary, or any other member of an Affiliated Group, has been informed in writing by any jurisdiction that the jurisdiction believes that any Seller, Business Subsidiary, Operating Subsidiary or any other member of an Affiliated Group was required to file any Tax Return with respect to the Business that was not filed. No Seller (solely with respect to the Business), Business Subsidiary, Operating Subsidiary or any other member of an Affiliated Group has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any U.S. federal, state or local Taxing Authority or, to the knowledge of the Sellers, any non-U.S. Taxing Authority.

(c) No Business Subsidiary or Operating Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code.

(d) To the knowledge of the Sellers, none of the assets of any Business Subsidiary or Operating Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding state or local Tax laws or, to the knowledge of the Sellers, to the corresponding foreign Tax laws) that are required to be taken into account by any Business Subsidiary or Operating Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(f) No Business Subsidiary or Operating Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g) No Business Subsidiary or Operating Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any Business Subsidiary or Operating Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, in either case, other than any distributions which would not result in a material Tax liability.

(h) No Business Subsidiary or Operating Subsidiary owns any interest in an entity that the Parent has treated on its U.S. Tax Returns as a partnership for U.S. federal income Tax purposes.

(i) To the knowledge of the Sellers, Section 2.9(i) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which any Business Subsidiary or Operating Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any material Taxes on a “nexus” basis.

(j) The Parent has filed a consolidated federal income Tax Return for each of BGS, Bowne Global Solutions II, Inc., and Bowne Global Solutions, Inc. for the taxable year immediately preceding the current taxable year, and the Parent is eligible to make a Section 338(h)(10) Election with respect to the transactions contemplated by this Agreement.

(k) Other than those Business Benefit Plans that provide equity or equity-type benefits, no Business Subsidiary or Operating Subsidiary maintains any “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that covers a service provider (as defined in Internal Revenue Service Notice 2005-1) subject to taxation in the United States.

(l) To the knowledge of the Sellers, no Business Subsidiary or Operating Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law); (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or other open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date, in each case other than any items that would not result in a material Tax liability.

(m) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of any Business Subsidiary or Operating Subsidiary, other than with respect to (i) Taxes not yet due and payable or (ii) any Taxes being contested in good faith.

(n) To the knowledge of the Sellers, no Business Subsidiary or Operating Subsidiary is or has ever been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(o) Section 2.9(o) of the Disclosure Schedule sets forth a complete and accurate list of any Subsidiaries for which a “check-the-box” election under Section 7701 has been made.

(p) To the knowledge of the Sellers, Section 2.9(p) of the Disclosure Schedule sets forth a complete and accurate list of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between any Business Subsidiary or Operating subsidiary and a Governmental Entity.

(q) Other than as set forth in this Section 2.9 and the last sentence of Section 2.19, the Sellers do not make any representation or warranty concerning tax matters.

2.10 Ownership and Condition of Assets.

(a) Except as set forth in Section 2.10(a) of the Disclosure Schedule and except for the failure to have good title to its assets as would not reasonably be expected to have a Business Material Adverse Effect, each Business Subsidiary and each Operating Subsidiary is the true and lawful owner, and has good title to, all assets purported to be owned by it, free and clear of all Security Interests except for Permitted Security Interests.

(b) Except for the assets listed on Schedule 4.3(c) to be transferred to BGS prior to Closing, all assets used in the operation of the Business are owned or leased by a Business Subsidiary or an Operating Subsidiary and such assets are the only assets required for the operation of the Business as presently conducted.

(c) Section 2.10(c) of the Disclosure Schedule lists as of the date of this Agreement individually (i) all assets of the Business which are fixed assets (within the meaning of GAAP) whose net book value as of the Balance Sheet Date exceeds $200,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Balance Sheet Date, and (ii) all other individual assets of the Business (other than the Owned Real Property) of a tangible nature whose net book value as of the Balance Sheet Date exceeds $200,000.

2.11 Owned Real Property. Section 2.11 of the Disclosure Schedule lists as of the date of this Agreement the property address and description of all Owned Real Property. With respect to each piece of Owned Real Property:

(a) a Business Subsidiary or Operating Subsidiary has the title described in Section 2.11 of the Disclosure Schedule with respect to such Owned Real Property, in each case free and clear of any Security Interest except for Permitted Security Interests;

(b) there are no (i) pending or, to the knowledge of the Sellers, threatened condemnation proceedings relating to such Owned Real Property, (ii) pending or, to the knowledge of the Sellers, threatened litigation or administrative actions relating to such Owned Real Property, or (iii) other matters materially affecting adversely the use, occupancy or value of such Owned Real Property for the operation of the Business, except for any such condemnation proceedings, litigation or other matters that would not reasonably be expected to have a Business Material Adverse Effect;

(c) the buildings and improvements may be used under applicable zoning and land use laws for the operation of the Business as currently conducted, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in material violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land, except for any such violations or encroachments that would not reasonably be expected to have a Business Material Adverse Effect;

(d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the applicable Business Subsidiary or Operating Subsidiary) the right of use or occupancy of any portion of such Owned Real Property;

(e) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein;

(f) to the knowledge of the Sellers, such Owned Real Property is supplied with utilities and other services necessary for the current operation of such Owned Real Property, all of which services are adequate in all material respects for the current operation of the Business; and

(g) the improvements constructed on such Owned Real Property are in all operating condition.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases as of the date hereof. The Parent has made available to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is in full force and effect and is legal, valid, binding, enforceable against the applicable Business Subsidiary or Operating Subsidiary, and, to the knowledge of the Sellers, against each other party thereto, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing except for any such Lease that is terminated prior to the Closing in accordance with its terms;

(c) neither the applicable Business Subsidiary or Operating Subsidiary, nor, to the knowledge of the Sellers, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Business Subsidiary, Operating Subsidiary or, to the knowledge of the Sellers, any other party under such Lease, other than any such breaches, violations or defaults which would not reasonably be expected to have a Business Material Adverse Effect;

(d) to the knowledge of the Sellers, there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) no Business Subsidiary or Operating Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or, other than Permitted Security Interests, encumbered any interest in the leasehold or subleasehold; and

(f) to the knowledge of the Sellers, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of the Business as currently conducted at such facilities.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, and trademark registration, service mark registration and domain name registration or application therefor owned by the Business Subsidiaries and Operating Subsidiaries used in the Business as of the date hereof.

(b) Except as would not reasonably be expected to have a Business Material Adverse Effect, each Business Subsidiary and Operating Subsidiary owns or has the right to use all Intellectual Property necessary to conduct its business, including (i) to use, produce, market and distribute the Customer Deliverables as currently used, provided, marketed and distributed and (ii) to operate the Internal Systems as currently operated. The consummation of the transactions contemplated by this Agreement will not result in the loss or reduction of any rights in any Business Intellectual Property used by any Business Subsidiary or any Operating Subsidiary. The appropriate Business Subsidiary or Operating Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Business Intellectual Property that it owns, and to maintain in confidence all trade secrets and confidential information, that it owns except where failure to so protect or maintain would not reasonably be expected to have a Business Material Adverse Effect. No other person or entity has any rights to any of the Business Intellectual Property owned by any Business Subsidiary or Operating Subsidiary (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule and other non-exclusive licenses entered into in the Ordinary Course of Business), and, to the knowledge of the Sellers, no person or entity is infringing or misappropriating any of the Business Intellectual Property owned by the Business Subsidiaries and Operating Subsidiaries, except as would not reasonably be expected to have a Business Material Adverse Effect.

(c) None of the Customer Deliverables as currently used, produced, marketed and distributed by the Business Subsidiaries infringes or constitutes a misappropriation of, any Intellectual Property rights of any person or entity, except as would not reasonably be expected to have a Business Material Adverse Effect. Neither the conduct of the Business nor any of the Internal Systems, or the use thereof, infringes, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity, except as would not reasonably be expected to have a Business Material Adverse Effect. Section 2.13(c) of the Disclosure Schedule lists as of the date hereof any written complaint, written claim or written notice, or written threat thereof, received by any Seller or Business Subsidiary alleging any such infringement or misappropriation that would reasonably be expected to have a Business Material Adverse Effect.

(d) Section 2.13(d) of the Disclosure Schedule identifies each material license or other material agreement pursuant to which any Business Subsidiary or Operating Subsidiary has licensed or otherwise granted any rights to any third party with respect to, any Business Intellectual Property (excluding licenses for off-the-shelf software, “shrink-wrap” and “clickwrap” licenses). Except (i) as described in Section 2.13(d) of the Disclosure Schedule and

(ii) as provided in customer contracts entered into in the Ordinary Course of Business, no Business Subsidiary or Operating Subsidiary has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights.

(e) Section 2.13(e) of the Disclosure Schedule identifies each material license or other material agreement pursuant to which any Business Subsidiary or Operating Subsidiary has licensed or otherwise been granted any rights by any third party in or to any Business Intellectual Property (excluding licenses for off-the-shelf software, “shrink-wrap” and “clickwrap” licenses).

(f) The Business Subsidiaries and the Operating Subsidiaries have obtained assignments from each third party developing copyrightable material used in any Customer Deliverables or Internal Systems where the copyrightable materials are not otherwise licensed by the applicable Business Subsidiary or Operating Subsidiary and where the ownership of such copyrightable materials does not otherwise vest by operation of law.

2.14 Contracts.

(a) Section 2.14 of the Disclosure Schedule lists the following material Contracts to which any Business Subsidiary or Operating Subsidiary is a party, as of the date of this Agreement pursuant to which they have any rights or obligations as of the date hereof (each such Contract, and each material Lease, each material Contract for Business Intellectual Property (other than licenses for off-the-shelf software, “shrink-wrap” and “clickwrap” licenses) and each material Government Contract, a “Material Contract”):

(i) each Contract for the lease of personal property from or to third parties requiring annual payments in excess of $200,000;

(ii) each Contract for the purchase of products or for the receipt of services which involves annual payments in excess of $200,000;

(iii) each Contract with any customer of the Business that accounted for more than $1,000,000 of gross sales of the Business for the year ended December 31, 2004;

(iv) each Contract with (A) any customer of the Business that accounted for more than $1,000,000 of gross sales of the Business for the year ended December 31, 2004 in which any Business Subsidiary or Operating Subsidiary has granted “most favored nation” pricing provisions and (B) to the knowledge of the Sellers (including, for this purpose only, inquiry of each country manager (or equivalent position) of each Business Subsidiary and each Operating Subsidiary), any other customer of the Business which is also a customer of the Buyer listed in the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 in which any Business Subsidiary or Operating Subsidiary has granted “most favored nation” pricing provisions;

(v) each Contract concerning the establishment or operation of a partnership, joint venture or limited liability company, but excluding any such Contract with an Affiliate that shall be terminated in accordance with the provisions of Section 4.10 hereof;

(vi) each Contract under which any Business Subsidiary or Operating Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (other than intercompany Indebtedness) or under which any Business Subsidiary or Operating Subsidiary has granted a Security Interest (other than in respect of intercompany Indebtedness) on any of its material assets, tangible or intangible, other than any Permitted Security Interest or purchase money security interest of $200,000 or less (or similar arrangement under foreign law);

(vii) each Contract for the disposition of any material portion of the assets or business of any Business Subsidiary or Operating Subsidiary (other than sales of services in the Ordinary Course of Business and the disposition of other assets no longer used in the Business in the Ordinary Course of Business) and each Contract for the acquisition of the assets or business of any other entity entered into after December 31, 2001;

(viii) each Contract (A) with any customer of the Business that accounted for more than $1,000,000 of gross sales of the Business for the year ended December 31, 2004 containing a noncompetition obligation, (B) with any other customer of the Business containing a noncompetition obligation, which noncompetition obligation may not be terminated without penalty effective on a date that is within three (3) months or less after notice or (C) with respect to any Business Intellectual Property containing a noncompetition obligation that would limit the right of the Buyer or any of its Affiliates or any Business Subsidiary or Operating Subsidiary to freely engage in the Business, which noncompetition obligation may not be terminated without penalty effective on a date that is within three (3) months or less after notice;

(ix) each Contract, other than a customer Contract, concerning confidentiality, noncompetition, non-solicitation or non-hiring not entered into in the Ordinary Course of Business which is in effect on the date of this Agreement;

(x) any employment or consulting Contract requiring annual payments by a Business Subsidiary or Operating Subsidiary in excess of $100,000 or otherwise entered into outside of the Ordinary Course of Business;

(xi) each settlement Contract, compromise Contract or release of claims entered into within one (1) year prior to the date of this Agreement with any current or former Business Employee, executive officer or director of any Business Subsidiary or Operating Subsidiary requiring a payment in excess of $100,000 to such Business Employee, executive officer or director;

(xii) each Contract which contains any provisions requiring any Business Subsidiary or Operating Subsidiary to indemnify any other party (excluding indemnities contained in such Business Subsidiary’s or Operating Subsidiary’s standard terms and conditions for services entered into in the Ordinary Course of Business, in any employment or consulting Contract entered into in the Ordinary Course of Business, and other Contracts entered into in the Ordinary Course of Business);

(xiii) each Contract with language vendors (whether individuals or entities), with a term equal to or greater than one (1) year that are not cancellable without penalty on sixty (60) days or less advance notice and require payments in excess of $100,000;

(xiv) each other Contract (or group of related Contracts) requiring annual payments by a Business Subsidiary or Operating Subsidiary in excess of $200,000 not entered into in the Ordinary Course of Business; and

(xv) each Contract not listed in items (i) through (xiv) above under which, to the knowledge of the Sellers, the consequences of a default or termination would reasonably be expected to have a Business Material Adverse Effect.

(b) The Parent has made available to the Buyer a complete and accurate copy of each Contract listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each Contract so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the applicable Business Subsidiary or Operating Subsidiary, and, to the knowledge of the Sellers, against each other party thereto, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof (subject to any change in control provisions set forth therein) as in effect immediately prior to the Closing except for Contracts terminated prior to the Closing in accordance with their terms; and (iii) no Business Subsidiary or Operating Subsidiary nor, to the knowledge of the Sellers, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Business Subsidiary, Operating Subsidiary or, to the knowledge of the Sellers, any other party under such agreement, other than any such breaches, violations or defaults which would not reasonably be expected to have a Business Material Adverse Effect.

2.15 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Sellers, threatened with respect to the Business or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders, awards or decrees outstanding with respect to the Business against any Seller, Business Subsidiary or Operating Subsidiary that would reasonably be expected to have a Business Material Adverse Effect.

2.16 Employees.

(a) Section 2.16(a) of the Disclosure Schedule contains a list of all Business Employees as of the date of this Agreement, along with (i) in the case of Business Employees who reside in the United States, corresponding position, work location, and the annual rate of compensation of each such person, together with like details in relation to any person who has an outstanding offer of employment with any Business Subsidiary or Operating Subsidiary or who has accepted an offer of employment but not yet commenced employment with such Business Subsidiary or Operating Subsidiary and (ii) in the case of all other Business Employees, a summary, not identified by employee name, setting forth the position, work location, and the annual rate of compensation of each such person, together with like details in relation to any person who has an outstanding offer of employment with any Business Subsidiary or Operating Subsidiary or who has accepted an offer of employment but not yet commenced employment with such Business Subsidiary or Operating Subsidiary. Prior to the Closing, each current Business Employee will be bound by a written confidentiality obligation with a Seller, its parent, or a Business Subsidiary or Operating Subsidiary. Each Business Employee who performs research and development activities relating to any Business Intellectual Property has entered into an assignment of inventions agreement with a Business Subsidiary or Operating Subsidiary. Section 2.16 of the Disclosure Schedule contains a list of all Business Employees having a position of country manager, regional manager, vice president or higher (the “Senior Executives”) who are a party to a non-competition, non-solicitation, change of control or retention agreement with a Business Subsidiary or Operating Subsidiary; copies of such agreements have previously been made available to the Buyer. To the knowledge of the Sellers, no Senior Executive has any plans to terminate employment with any Business Subsidiary or Operating Subsidiary. No Business Subsidiary or Operating Subsidiary has plans to terminate, the employment of any Senior Executive.

(b) No Business Subsidiary or Operating Subsidiary is a party to or bound by any collective bargaining agreement or similar agreement with any trade union, works council or other group of employee representatives, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes in the last twelve (12) months other than any such strikes, grievances, claims or disputes that would not reasonably be expected to have a Business Material Adverse Effect. To the knowledge of the Sellers, no organizational efforts have been made or threatened, either currently or within the past twelve (12) months, by or on behalf of any labor union, works council or other grouping of employees seeking trade union recognition or the establishment of a works council or other representative body with respect any of the Business Employees.

(c) No Business Subsidiary or Operating Subsidiary will have any liability on the Closing Date to any present or former Business Employee consultant, officer or director, or any representative of the same, to pay compensation, damages, a redundancy payment, a protective award, a severance payment or any other payment in excess of $100,000 to any such person or $1,000,000 in the aggregate, other than amounts due in the Ordinary Course of Business under an employment or consulting Contract, and to the knowledge of the Sellers, no such claims have been threatened or are pending.

(d) No Business Subsidiary or Operating Subsidiary has any obligation to make any payments on redundancy in excess of any statutory redundancy pay or other payments mandated by applicable law and no Business Subsidiary or Operating Subsidiary has operated any discretionary practice of making any such excess payments or introduced any policy to do so.

2.17 Employee Benefits.

(a) Section 2.17(a) of the Disclosure Schedule contains a complete and accurate list of all Business Benefit Plans. Complete and accurate copies of (i) all Business Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Business Benefit Plans, (iii) all trust agreements, insurance contracts and summary plan descriptions related to any Business Benefit Plans, (iv) all descriptions of plans offering equity securities of Parent and related prospectuses, (v) in the case of a plan qualified under Code Section 401(a), a copy of the most recent IRS determination letter for such plan, (vi) the five most recent annual reports filed on IRS Form 5500, together with all attachments and (vii) all plan financial statements for the last five (5) plan years for each Business Benefit Plan, have been made available to the Buyer.

(b) Each Business Benefit Plan maintained by a Business Subsidiary or Operating Subsidiary has been administered in all material respects in accordance with its terms and each Business Subsidiary or Operating Subsidiary has in all material respects met its obligations with respect to each such Business Benefit Plan and has timely made all required premium payments or contributions thereto. All filings and reports as to each such Business Benefit Plan required to have been submitted to the Internal Revenue Service, to the United States Department of Labor, to the Pension Benefit Guaranty Corporation or any other regulatory foreign or domestic agency have been duly submitted.

(c) No Business Benefit Plan has assets that include securities issued by the Parent or any Business Subsidiary, Operating Subsidiary or ERISA Affiliate.

(d) Except as would not reasonably be expected to have a Business Material Adverse Effect, (i) there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Business Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan that could give rise to any material liability and (ii) no Business Benefit Plan is, or within the last three (3) years has been, the subject of an examination or audit by a Governmental Entity, is subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(e) All the Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified under Section 401(a) of the Code, no such determination letter has been revoked and to the knowledge of the Sellers revocation has not been threatened, and to the knowledge of the Sellers no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. No such plan has experienced a termination or partial termination. Each Business Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(f) Except as provided in Section 2.17(f) of the Disclosure Schedule, no Seller, Business Subsidiary, Operating Subsidiary or ERISA Affiliate has ever maintained an

Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. In the case of each Business Benefit Plan subject to Section 412 of the Code or Title IV of ERISA, (i) as of the most recent annual actuarial valuation of the Bowne Pension Plan, the accumulated benefit obligation as determined for purposes of Financial Accounting Standard 87 was $85,411,860 and the fair value of plan assets was $63,267,959, and (ii) no “reportable event” (as that term is defined in Section 4043 of ERISA), other than any such event for which the reporting requirements have been waived by regulation, has occurred. No event has occurred that could subject Seller, any Business Subsidiary, Operating Subsidiary, ERISA Affiliate or Buyer to liability under Sections 4062, 4063 or 4064 of ERISA.

(g) At no time has any Seller, Business Subsidiary, Operating Subsidiary or ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(h) Other than any statutory obligations or other obligations mandated by law, there are no obligations under any Business Benefit Plan maintained by a Business Subsidiary or Operating Subsidiary that could give rise to a liability to Buyer or any of its Affiliates, providing benefits after termination of employment to any Business Employee (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding (i) continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law, but only to the extent such continuation coverage is provided solely at the participant’s expense, (ii) obligations under a Business Benefit Plan intended to be qualified under Code Section 401(a) or (iii) obligations under a Business Benefit Plan that provides equity or equity-type benefits.

(i) Except as would not reasonably be expected to have a Business Material Adverse Effect, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. There is no liability for benefits (contingent or otherwise) under any Business Benefit Plan, except as set forth in the Financial Statements. The assets of each Business Benefit Plan which is funded are reported at their fair market value on the books and records of such plan.

(j) No act or omission has occurred and no condition exists with respect to any Business Benefit Plan that would subject any Seller, Business Subsidiary, Operating Subsidiary, ERISA Affiliate or Buyer or any of Buyer’s Affiliates to (i) any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Business Benefit Plan, nor will any of the transactions contemplated by this Agreement give rise to such an obligation, which in any event, would be reasonably expected to have a Business Material Adverse Effect.

(k) No Business Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(l) Each Business Benefit Plan maintained by a Business Subsidiary or Operating Subsidiary that is established or maintained in the United States is amendable and terminable unilaterally by a Seller, Business Subsidiary or Operating Subsidiary, as applicable, at any time without liability or expense to such Seller, Business Subsidiary, Operating Subsidiary or such Business Benefit Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Business Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits any Seller, Business Subsidiary or Operating Subsidiary from amending or terminating any such Business Benefit Plan.

(m) There is no agreement with any stockholder, director, executive officer or other key Business Employee (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving any Seller, Business Subsidiary or Operating Subsidiary of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, (iii) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key Business Employee or (iv) providing any “tax gross up” payment for individual income, employment or excise taxes. There is no agreement or plan binding any Seller, Business Subsidiary or Operating Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Business Benefit Plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(n) Section 2.17(n) of the Disclosure Schedule sets forth the sick, vacation and annual time off policy with respect to the Business Employees, or any group of Business Employees and identifies the amount of liabilities as of December 31, 2004.

(o) Each individual who has received compensation for the performance of services related to the Business on behalf of any Seller, Business Subsidiary, Operating Subsidiary or ERISA Affiliate has been properly classified as an employee or independent contractor in accordance with applicable law except where the failure to be properly classified would not reasonably be expected to have a Business Material Adverse Effect.

(p) There are no loans or extensions of credit from any Seller, Business Subsidiary or Operating Subsidiary to any Business Employee.

(q) No Seller, Business Subsidiary, Operating Subsidiary or any of their respective Affiliates has any Contract to create any additional Business Benefit Plans or to modify any existing Business Benefit Plans with respect to employees of the Business, except in the Ordinary Course of Business

(r) Each Seller, Business Subsidiary and Operating Subsidiary has at all times complied with all applicable obligations under Section 3 of the United Kingdom’s Welfare

Reform and Pensions Act 1999 and all regulations made thereunder in connection with stakeholder pension arrangements.

(s) Other than as set forth in this Section 2.17, the Sellers do not make any representation or warranty concerning employee benefit plans.

2.18 Environmental Matters.

(a) Each Business Subsidiary and Operating Subsidiary is in compliance with all applicable Environmental Laws other than any failure to comply as would not reasonably be expected to have a Business Material Adverse Effect. There is no pending or, to the knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving any Business Subsidiary or Operating Subsidiary, other than any such litigation, violation, proceeding, investigation or inquiry that would not reasonably be expected to have a Business Material Adverse Effect.

(b) No Business Subsidiary or Operating Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment in violation of applicable law, other than any such liabilities or obligations that would not reasonably be expected to have a Business Material Adverse Effect.

(c) No Business Subsidiary or Operating Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Other than as set forth in this Section 2.18, the Sellers do not make any representation or warranty with respect to environmental matters.

2.19 Legal Compliance. Each Business Subsidiary and Operating Subsidiary is currently conducting, and has at all times within the past twelve (12) months conducted, the Business in compliance with each applicable law (including rules and regulations thereunder) of any Governmental Entity, except for any violations or defaults that have not had and would not reasonably be expected to have a Business Material Adverse Effect. No Business Subsidiary or Operating Subsidiary nor any of their respective directors, officers, agents or employees or any other person acting for or on behalf of any of them has, directly or indirectly, (i) within the past twelve (12) months used funds, in connection with the Business, for any illegal purpose or in violation of any law, including, without limitation, the making of any unlawful payment, contribution, bribe or kickback to any person affiliated with any political party or government, except for such illegal actions or violations of law that have not had and would not reasonably be expected to have a Business Material Adverse Effect or (ii) to the knowledge of the Sellers, at any time used funds, in connection with the Business, for any illegal purpose or in violation of any law, including, without limitation, the making of any unlawful payment, contribution, bribe or kickback to any person affiliated with any political party or government, except for such illegal actions or violations of law that have not had and would not reasonably be expected to have a Business Material Adverse Effect. No Business Subsidiary or Operating Subsidiary (I)

has within the past twelve (12) months violated any law concerning the export or re-export of any products or services or the prohibited boycott of any country, except for any violations that have not had and would not reasonably be expected to have a Business Material Adverse Effect or (II) has, to the knowledge of the Sellers, at any time violated any law concerning the export or re-export of any products or services or the prohibited boycott of any country, except for any violations that have not had and would not reasonably be expected to have a Business Material Adverse Effect. To the knowledge of the Sellers, no Business Subsidiary or Operating Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

2.20 Permits. Section 2.20 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by any Business Subsidiary or Operating Subsidiary as of the date hereof. Such listed Permits are the only Permits that are required for the Business Subsidiaries and the Operating Subsidiaries to conduct the Business as presently conducted by the Sellers, other than the failure to possess any Permit as would not reasonably be expected to have a Business Material Adverse Effect. Each such Permit is in full force and effect; the applicable Business Subsidiary or Operating Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Sellers, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration, other than, in each case, where the failure to be in full force and effect, in compliance therewith, or any suspension or cancellation thereof, would not reasonably be expected to have a Business Material Adverse Effect. Other than as would not reasonably be expected to have a Business Material Adverse Effect and other than any such Permit that expires in accordance with its terms prior to the Closing, each Permit held by the Business Subsidiaries and the Operating Subsidiaries will continue in full force and effect immediately following the Closing.

2.21 Certain Business Relationships With Affiliates. No Affiliate of any Seller, Business Subsidiary or Operating Subsidiary (a) owns any material property or right, tangible or intangible, which is used in the Business, (b) has any material claim or cause of action against any Business Subsidiary or Operating Subsidiary, or (c) owes any money to, or is owed any money by, any Business Subsidiary or Operating Subsidiary other than (i) intercompany borrowings incurred in the Ordinary Course of Business and (ii) the provision of corporate overhead type services (such as, without limitation, legal, accounting and employee benefits) on an arms-length basis incurred in the Ordinary Course of Business. Section 2.21 of the Disclosure Schedule lists as of the date hereof each material Contract between any Business Subsidiary and any Seller or Affiliate.

2.22 Brokers’ Fees. Other than with respect to Goldman, Sachs & Co., no Seller, Business Subsidiary or Operating Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.23 Accounts Receivable. All accounts receivable of the Business reflected on the Interim Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims. A complete and accurate list of the accounts receivable reflected on the Interim Balance Sheet, showing the aging thereof, is included in Section 2.23 of the Disclosure

Schedule. All accounts receivable of the Business that have arisen since the date of the Interim Balance Sheet are valid receivables subject to no setoffs or counterclaims. No Seller, Business Subsidiary or Operating Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $100,000 is subject to any contest, claim or setoff by such account debtor.

2.24 Insurance. Section 2.24 of the Disclosure Schedule lists each material insurance policy (including fire, theft, casualty, commercial general liability, workers compensation, employer’s liability, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) relating to the Business to which a Seller, Business Subsidiary or Operating Subsidiary is a party as of the date hereof, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, to the knowledge of the Sellers, no Seller, Business Subsidiary or Operating Subsidiary may be liable for retroactive premiums or similar payments, and the Sellers, Business Subsidiaries and Operating Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. To the knowledge of the Sellers, there are no threatened termination of, or premium increase with respect to, any such policy.

2.25 Warranties. To the knowledge of the Sellers, no customer of any Business Subsidiary or Operating Subsidiary has any credit or has asserted orally or in writing a right to a credit in an amount in excess of $100,000 with respect to goods or services previously provided to such customer by such Business Subsidiary or Operating Subsidiary.

2.26 Customers. Section 2.26 of the Disclosure Schedule sets forth a list of each customer of the Business that accounted for more than $1,000,000 of gross sales of the Business for the twelve (12) month period ended December 31, 2004. No such customer has indicated in writing or, to the knowledge of the Sellers, orally, within the past twelve (12) months that it will stop, or materially decrease the rate, outside of the Ordinary Course of Business, of buying services from the Business.

2.27 Powers of Attorney. There are no outstanding powers of attorney relating to the Business executed on behalf of any Business Subsidiary or Operating Subsidiary.

2.28 Books and Records. The minute books and other similar records of each Business Subsidiary and Operating Subsidiary contain complete and accurate records of all actions taken at any meetings of such Business Subsidiary’s or Operating Subsidiary’s stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting since September 1, 2002 except for any failure to be complete or accurate that would not reasonably be expected to have a Business Material Adverse Effect. Section 2.28 of the Disclosure Schedule contains a list as of the date hereof of all bank accounts and safe deposit boxes of each Business Subsidiary and Operating Subsidiary and the names of persons having signature authority with respect thereto or access thereto.

2.29 Controls and Procedures.

(a) Except as set forth in the Parent SEC Reports, each Business Subsidiary and Operating Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls (i) which provide assurance that (A) transactions are executed with management’s authorization and (B) transactions are recorded as necessary to permit preparation of the financial statements of the Business and to maintain accountability for the assets of the Business and (ii) are designed to provide assurance that (C) access to assets of the Business is permitted only in accordance with management’s authorization and (D) accounts, notes and other receivables were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Except as set forth in the Parent SEC Reports, each Business Subsidiary and Operating Subsidiary maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of the financial statements of the Business. Section 2.29(b) of the Disclosure Schedule lists, and the Parent has made available to the Buyer, copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

2.30 Government Contracts.

(a) Section 2.30(a)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Material Contracts that are Government Contracts.

(b) No Business Subsidiary or Operating Subsidiary is, as of the date of this Agreement, or has at any time since September 1, 2002 been, suspended, debarred, or otherwise excluded from eligibility for Government Contracts or subject to any written threat or written proposal for such suspension, debarment or exclusion.

(c) There are no pending or threatened protests in writing challenging the award of any Material Contract that is a Government Contract awarded to any Business Subsidiary or Operating Subsidiary; no pending or threatened written claims against any Business Subsidiary or Operating Subsidiary arising out of or relating to any Government Contract; and no pending claims in writing, or to the knowledge of the Sellers, planned or anticipated claims by any Business Subsidiary or Operating Subsidiary against any Governmental Entity, prime contractor or subcontractor arising out of or relating to any Government Contract except for any such protests or claims that would not reasonably be expected to have a Business Material Adverse Effect.

(d) There are no pending in writing indictments, civil or criminal investigations, or audits by any Governmental Entity (including without limitation the U.S. Department of Justice, Government Accountability Office, Defense Contract Audit Agency, Office of Federal Contract Compliance Programs, any Inspector General, or any other auditing or investigatory component of any contract-issuing Governmental Entity) with respect to any Material Contract that is a Government Contract. To the knowledge of the Sellers, no such investigations or audits have been threatened.

(e) There is no Business Intellectual Property constituting either (i) a subject invention (as defined at 35 U.S.C. §201(e)) made or first actually reduced to practice in the performance of work under a Government Contract, or (ii) technical data, computer software, or computer software documentation first produced in the performance of a Government Contract.

2.31 Investment Representation.

(a) Bowne New York is acquiring the Buyer Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Buyer Shares in violation of the Securities Act, or any applicable state law.

(b) Bowne New York has had adequate opportunity to obtain from publicly available sources or from representatives of the Buyer such information, in addition to the representations set forth in this Agreement, as is necessary to evaluate the merits and risks of Bowne New York’s investment in the Buyer.

(c) Bowne New York is an “accredited investor” as defined in Rule 501(a) of the Securities Act and has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Buyer Shares to be issued to Bowne New York and to make an informed investment decision with respect to such investment. Bowne New York is capable of bearing the economic risk of Bowne New York’s investment in the Buyer Shares indefinitely.

(d) Bowne New York agrees and understands that the Buyer Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; and that the Buyer Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

(e) Bowne New York agrees and understands that a legend substantially in the following form will be placed on the certificate representing the Buyer Shares.

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

2.32 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN THIS ARTICLE II ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS WITH RESPECT TO BGS AND ITS SUBSIDIARIES. SELLERS HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO BGS OR ANY OF ITS SUBSIDIARIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE II, THE SELLERS ARE NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY PRO-FORMA FINANCIAL INFORMATION OR FINANCIAL PROJECTIONS WITH RESPECT TO BGS OR ANY OF ITS SUBSIDIARIES.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary jointly and severally represent and warrant to BGS and the Sellers as follows:

3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has made available to the Sellers complete and accurate copies of its certificate of incorporation and by-laws. Buyer is not in default or in violation of any provision of its certificate of incorporation or by-laws, other than any such default or violation that would not reasonably be expected to have a Buyer Material Adverse Effect.

3.2 Capitalization; Representations Regarding Stock. As of May 31, 2005, the capitalization of the Buyer is set on Schedule 3.2. All of the issued and outstanding shares of stock of the Buyer are duly authorized, validly issued, fully paid and nonassessable. Excepts as set forth on Schedule 3.2, as of the date hereof, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Buyer or any of its Affiliates is a party or which are binding upon the Buyer or any of its Affiliates providing for the issuance, disposition or acquisition of any shares of capital stock of the Buyer. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer. There are no agreements, voting trusts or proxies to which the Buyer is a party with respect to the voting, or registration under the Securities Act, in respect of the capital stock of the Buyer. The Buyer Shares, when issued and delivered to the Sellers in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be issued free of any preemptive rights and will not constitute more than 19.9% of the Buyer’s common stock computed on a fully-diluted basis.

3.3 Authorization of the Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and, in the case of the Buyer, the Shareholder Agreement, and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Buyer and the Transitory Subsidiary of this Agreement and, in the case of the Buyer, the Shareholder Agreement and the consummation by each of the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and shareholder action on the part of the Buyer and the Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes, and, in the case of the Buyer, the Shareholder Agreement, upon its execution and delivery by the Buyer will constitute, a valid and binding obligation of the Buyer and the Transitory Subsidiary, as the case may be, enforceable against them in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and applicable foreign Antitrust Laws and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or, in the case of the Buyer, the Shareholder Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any notice to or filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material Contract to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their respective assets are subject, (d) result in the imposition of any Security Interest upon any assets of the Buyer or the Transitory Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, the Transitory Subsidiary or any of their respective properties or assets, except in the case of clauses (b), (c), (d) and (e) above, for such notice, filing, permit, authorization, consent, approval, conflict, breach, default, acceleration, right of termination, right of modification, right of cancellation, waiver, imposition of a Security Interest or violation which would not reasonably be expected to have a Buyer Material Adverse Effect.

3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Sellers complete and accurate copies, as amended or supplemented, of the Buyer SEC Reports. The Buyer SEC Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2003 through the date of this Agreement. The Buyer SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer SEC Reports (a) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (b) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

3.6 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed, or other public announcements made by press release, prior to the date of this Agreement, since the Balance Sheet Date there has occurred no event or development which has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

3.7 Financing Commitment. A true and correct copy of the executed Financing Commitment has been delivered to the Sellers and such Financing Commitment is in effect as of the date hereof. The aggregate proceeds covered by the Financing Commitment, together with other cash available to the Buyer, are sufficient to pay $130,000,000 of the Cash Consideration and the anticipated expenses of the Buyer in connection with the consummation of the transactions contemplated by this Agreement.

3.8 Solvency. Buyer is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby and the closing of any financing (including, without limitation, the Financing Commitment and the Seller Notes, if any) to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated hereby, Buyer and its Subsidiaries (including BGS and its Subsidiaries), taken as a whole, will be Solvent.

3.9 Litigation. Except as disclosed in the Buyer SEC Reports, there is no Legal Proceeding pending or, to the knowledge of the Buyer, threatened with respect to the Buyer that would reasonably be expected to have a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders, awards or decrees outstanding with respect to the Buyer or its Subsidiaries that would reasonably be expected to have a Buyer Material Adverse Effect.

3.10 Intellectual Property.

(a) Except as would not reasonably be expected to have a Buyer Material Adverse Effect, the Buyer and the Buyer Subsidiaries, taken as a whole, own or have the right to use all Intellectual Property necessary to conduct their respective businesses, including (i) to use, produce, market and distribute the Buyer Customer Deliverables as currently used, provided, marketed and distributed and (ii) to operate the Buyer Internal Systems as currently operated. The consummation of the transactions contemplated by this Agreement will not result in the loss or reduction of any rights in any Buyer Intellectual Property. The Buyer or the appropriate Buyer Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Buyer Intellectual Property that it owns, and to maintain in confidence all trade secrets and confidential information that it owns except where failure to so protect or maintain would not reasonably be expected to have a Buyer Material Adverse Effect. No other person or entity has any rights to any of the Buyer Intellectual Property owned by the Buyer or any Buyer Subsidiary (except pursuant to agreements or licenses entered into in the Ordinary Course of Business), and, to the knowledge of the Buyer, no person or entity is infringing or misappropriating any of the

Buyer Intellectual Property owned by the Buyer or any Buyer Subsidiary, except as would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) None of the Buyer Customer Deliverables as currently used, produced, marketed and distributed by the Buyer or any Buyer Subsidiary infringes or constitutes a misappropriation of, any Intellectual Property rights of any person or entity, except as would not reasonably be expected to have a Buyer Material Adverse Effect. Neither the conduct of the Buyer’s or any of the Buyer Subsidiaries’ businesses, nor any of the Buyer Internal Systems, or the use thereof, infringes, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity, except as would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has not received any written complaint, written claim or written notice, or written threat thereof, alleging any such infringement or misappropriation that would reasonably be expected to have a Buyer Material Adverse Effect.

(c) The Buyer or a Buyer Subsidiary has obtained an assignment from each third party developing copyrightable material used in any Buyer Customer Deliverables or Buyer Internal System.

3.11 Customers. No customer of the Buyer or any Buyer Subsidiary that accounted for more than $1,000,000 of the consolidated gross sales of the Buyer for the year ended December 31, 2004 has indicated in writing or, to the knowledge of the Buyer, orally, within the past twelve (12) months that it will stop, or materially decrease the rate, outside of the Ordinary Course of Business, of buying services from the Buyer and the Buyer Subsidiaries.

3.12 India. Lionbridge India Pvt Ltd. is a wholly-owned indirect Subsidiary of the Buyer and a wholly-owned direct Subsidiary of Mentorix Technologies, Inc., a California corporation, which in turn is a wholly-owned indirect Subsidiary of the Buyer.

3.13 Other Transactions. None of the Buyer or any Buyer Subsidiary is a party to any Contract or other agreement, arrangement or understanding pursuant to which they are obligated, or may become obligated, to acquire any other person, entity, business or assets of a person or entity, the acquisition of which would reasonably be expected to impede, delay or otherwise frustrate the timely receipt of any necessary consent, authorization or permit of any Antitrust Authority necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Closing Efforts. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that the conditions to the obligations of the other Party or Parties, as applicable, to consummate the Merger are satisfied. Without limitation of the foregoing, the Buyer (a) shall use commercially reasonable efforts to consummate the financing contemplated by the Financing Commitment, (b) shall not modify or amend the Financing Commitment to reduce the principal amount thereof below $125,000,000 and (c) shall not terminate the Financing Commitment unless the Buyer shall have obtained a replacement financing commitment of not less than $125,000,000.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities and Antitrust Authorities, and to effect all registrations, filings and notices with or to Governmental Entities and Antitrust Authorities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and under any applicable Antitrust Law, shall use its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. The Parent and the Buyer shall cooperate with each other in connection with the making of all such filings (subject to applicable law regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. For the avoidance of doubt, the Buyer and the Parent agree that nothing contained in this Section 4.2(a) shall modify or affect their respective rights and responsibilities under Section 4.2(b).

(b) Subject to the terms hereof, the Buyer and the Parent agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under any applicable Antitrust Law, to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Antitrust Authority relating to any of the foregoing, provided that it shall afford the Parent a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of the Buyer or any of its Affiliates or any Business Subsidiary or Operating Subsidiary or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the BGS Shares or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission, or any Antitrust Authority administering any other applicable Antitrust Law, authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement.

(c) The Sellers and all Business Subsidiaries and Operating Subsidiaries shall take all reasonable steps necessary to provide any required notices and secure any required governmental approvals (including any required novation agreements) to continue all material Government Contracts of any Business Subsidiary or Operating Subsidiary after the consummation of the transactions contemplated in this Agreement.

(d) The Sellers shall use their commercially reasonable efforts to obtain, at their expense, all waivers, consents or approvals listed in Schedule 5.2(a).

4.3 Operation of Business.

(a) Except as (i) expressly required, permitted or contemplated by this Agreement, (ii) set forth in Section 4.3 of the Disclosure Schedule, or (iii) as otherwise consented to by the Buyer in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing, each Seller shall (and the Sellers shall cause each Business Subsidiary and Operating Subsidiary to) conduct operations of the Business in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact the current business organization of the Business, keep the physical assets of the Business in operating condition, keep available the services of the its workforce and Senior Executives and preserve the relationships with customers and suppliers of the Business and others having business dealings with the Business. Without limiting the generality of the foregoing, prior to the Closing, except as expressly required, permitted or contemplated by this Agreement and except as set forth in Section 4.3 of the Disclosure Schedule, the Sellers shall cause the Business Subsidiaries and the Operating Subsidiaries to pay all accounts payable in the Ordinary Course of Business, to collect and otherwise handle all accounts receivable in the Ordinary Course of Business and not to, without the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed):

(i) issue or sell any stock or other securities or any options, warrants or other rights to acquire any such stock or other securities other than the issuance of equity securities by a Business Subsidiary or an Operating Subsidiary to a Seller in connection with capital contributions to be made by the Parent or any of its Affiliates;

(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii) create, incur or assume any Indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity other than travel loans and advances to Business Employees in the Ordinary Course of Business;

(iv) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its Business Employees other than employment and severance agreements and arrangements and normal annual salary increases granted to Business Employees below the level of Senior Executive in the Ordinary Course of Business, generally or individually, or pay any bonus or other benefit to its Business Employees (except for existing payment obligations pursuant to a Business Benefit Plan), hire any new Business Employees at or above the level of Senior Executive or (except in the Ordinary Course of Business) any new employees or terminate the employment or engagement of any officers or Business Employees;

(v) acquire, sell, lease, license or dispose of any material assets or property (including any shares or other equity interests in or securities of any Business Subsidiary), other than purchases and sales of assets and licenses in the Ordinary Course of Business;

(vi) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest other than Permitted Security Interests;

(vii) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business or other than as required by the terms of any Contract in effect as of the date hereof;

(viii) amend its charter, by-laws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(ix) change its accounting methods, principles or practices, except insofar as may be required by GAAP, the generally accepted accounting principles in effect in any jurisdiction in which any Business Subsidiary or Operating Subsidiary is organized, or applicable law, or make any new elections, or changes to any current elections, with respect to Taxes that affect the Business;

(x) make or commit to make any capital expenditure in excess of $250,000 per item or $1,000,000 in the aggregate other than as contemplated by the capital expenditures budget for the Business as in effect on the date hereof, a copy of which is included in Section 4.3(a)(x) of the Disclosure Schedule;

(xi) institute or settle any Legal Proceeding with any customer of the Business that accounted for more than $1,000,000 of gross sales of the Business for the year ended December 31, 2004 or institute or settle any other Legal Proceeding in excess of $200,000 other than in the Ordinary Course of Business; or

(xii) agree in writing or otherwise to take any of the foregoing actions.

(b) Notwithstanding anything contained in this Agreement to the contrary, (x) Parent shall be permitted to maintain Parent’s cash management and intercompany debt and equity funding system and procedures as currently conducted by Parent, BGS, the Business Subsidiaries and the Operating Subsidiaries through the Closing Date and (y) the Company shall be permitted to issue BGS Shares to Parent prior to the Closing in respect of debt and intercompany borrowings, past and current, as well as in respect of debt and intercompany borrowings that may be incurred through the Closing Date. BGS, the Business Subsidiaries and the Operating Subsidiaries shall be permitted to borrow funds from Parent and Bowne New York as is necessary to operate the Business in the Ordinary Course of Business and repay such borrowings in the Ordinary Course of Business. Parent shall be permitted to withdraw cash and cash equivalents of BGS, the Business Subsidiaries and Operating Subsidiaries through the Closing Date; provided, however, that on the Closing Date BGS, the Business Subsidiaries and Operating Subsidiaries, taken as a whole, shall have cash on hand of not less than $11,500,000. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, rights to control or direct the operation of the Business prior to the Closing Date.

(c) Prior to the Closing, the Parent shall cause Bowne Global Solutions, Inc. to sell, convey, assign, transfer and deliver to a subsidiary of BGS good title, free and clear of all Security Interests other than Permitted Security Interests, to those assets listed on Schedule 4.3(c) by the execution and delivery of a bill of sale in the form attached hereto as Exhibit D.

(d) Notwithstanding anything contained in this Agreement to the contrary, each Seller, Business Subsidiary and Operating Subsidiary shall be permitted to file the entity classification elections pursuant to Treasury Regulation Section 301.7701-3 with current or retroactive effect (including any relief provided for under Treasury Regulations Section 301.9100) that are set forth in Section 2.9(o) of the Disclosure Schedule (the “Entity Classification Elections”) at any time prior to Closing. The Seller agrees to provide the Buyer with copies of all Entity Classification Elections and all correspondence from the Internal Revenue Service with respect thereto.

4.4 Access to Information.

(a) The Sellers shall cause each Business Subsidiary and Operating Subsidiary to permit representatives of the Buyer to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business) to all premises, properties, financial, Tax and accounting records, Contracts, other records and documents, and personnel, of or pertaining to the Business (but excluding any competitively sensitive information) for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.

(b) Within twenty (20) Business Days after the end of each month ending prior to the Closing, beginning with the date of this Agreement, the Parent shall furnish to the

Buyer an unaudited pro forma balance sheet of the Business and related pro forma statement of results of operations for such month, prepared on a basis consistent with the Interim Financial Statements.

(c) Any information obtained by the Buyer with respect to the Sellers, BGS, the Business Subsidiaries and the Operating Subsidiaries or the Business (whether or not pursuant to paragraphs (a) and (b) above) shall be subject to the terms and conditions set forth in that certain Confidentiality Agreement, dated November 15, 2004, between Parent and the Buyer, the terms of which are incorporated herein by reference (the “Confidentiality Agreement”). Effective upon, and only upon, the Closing, the Buyer’s obligations under the Confidentiality Agreement shall terminate with respect to information relating to BGS, the Business Subsidiaries and Operating Subsidiaries or the Business; provided, that (i) the Buyer acknowledges that any and all other information provided to it by the Sellers or their Representatives concerning the Sellers shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date and (ii) the Sellers acknowledge that any and all other information provided to them by the Buyer or its Representatives concerning the Buyer shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(d) Prior to the Closing Date, the Buyer shall be permitted to contact customers of the Business at such times and in such a manner as shall be reasonably approved by the Sellers, taking into consideration any limitations on such contact arising under applicable law. Any such contact shall be in the presence of a representative of the Parent.

(e) It is expressly understood and agreed that, without the prior written consent of the Sellers, which may be granted or withheld in the Sellers’ sole discretion, nothing in this Agreement shall be construed to grant the Buyer or its Representatives the right to perform any Phase I, Phase II or other environmental testing on any of the properties of BGS, the Business Subsidiaries or the Operating Subsidiaries.

4.5 Notice of Breaches.

(a) From the date of this Agreement until the Closing, the Parent shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty of the Sellers in Article II inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if and to the extent (i) such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (without breach of Section 4.3, Section 4.7 or any other obligation of the Sellers hereunder), (ii) such supplemental information is accompanied by a written statement from the Sellers, informing the Buyer of the Sellers’ belief that the Buyer is entitled to terminate this Agreement in accordance with the provisions of Section 9.1(b) as a result of such supplemental information (which statement shall be binding on the Sellers) and (iii) the Buyer would, in fact, have the right to terminate this Agreement pursuant to Section

9.1(b) as a result of the information so disclosed, then if the Buyer does not elect to so terminate this Agreement within five (5) Business Days after such disclosure, such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article V, Article VII and Article IX of this Agreement such that the Buyer shall not be entitled to (x) refuse to close the transactions contemplated by this Agreement (assuming the fulfillment or waiver of all of the other conditions to Closing set forth in Sections 5.1 and 5.2), (y) indemnification with respect to such matter to the extent of the information so disclosed or (z) terminate this Agreement with respect to such matter to the extent of the information so disclosed; provided, further, that if such supplemental information is provided to the Buyer less than two (2) full Business Days prior to the scheduled Closing Date, then the Closing Date shall be deferred by two (2) Business Days to provide the Buyer with sufficient time to evaluate such information.

(b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Parent supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty of the Buyer in Article III inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement; provided that if and to the extent (i) such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (without breach of any obligation of the Buyer hereunder), (ii) such supplemental information is accompanied by a written statement from the Buyer, informing the Sellers of the Buyer’s belief that the Parent is entitled to terminate this Agreement in accordance with the provisions of Section 9.1(c) as a result of such supplemental information (which statement shall be binding on the Buyer) and (iii) the Parent would, in fact, have the right to terminate this Agreement pursuant to Section 9.1(c) as a result of the information so disclosed, then if the Parent does not elect to so terminate this Agreement within five (5) Business Days after such disclosure, such supplemental information shall constitute an amendment of the representation or warranty to which it relates for purposes of Article V, Article VII and Article IX of this Agreement such that the Sellers shall not be entitled to (x) refuse to close the transactions contemplated by this Agreement (assuming the fulfillment or waiver of all of the other conditions to Closing set forth in Sections 5.1 and 5.3), (y) indemnification with respect to such matter to the extent of the information so disclosed or (z) terminate this Agreement with respect to such matter to the extent of the information so disclosed; provided, further, that if such supplemental information is provided to the Sellers less than two (2) full Business Days prior to the scheduled Closing Date, then the Closing Date shall be deferred by two (2) Business Days to provide the Sellers with sufficient time to evaluate such information.

4.6 Buyer’s Board of Directors. Prior to Closing, Buyer shall take all necessary action to cause one of the individuals listed on Schedule 4.6 ( a “Parent Nominee”) to be appointed to the Buyer’s board of directors effective as of Closing, as a member of the class of directors whose term will expire at the annual meeting of stockholders to be held in 2008.

4.7 No Solicitation.

(a) Except as set forth in this Section 4.7, Parent shall not, nor shall Parent authorize or permit any of its or its Subsidiaries’ respective Subsidiaries or any of its or its Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) except with respect to those persons set forth on Schedule 4.7 attached hereto, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

(b) Other than during the Exclusivity Period, the Parent may, to the extent required by its fiduciary obligations, as determined in good faith by the Parent’s board of directors after consultation with outside counsel and its other advisors, in response to a Superior Proposal made other than during the Exclusivity Period that did not result from a breach by Parent of this Section 4.7, and subject to compliance with Section 4.7(c), (i) furnish information with respect to the Business to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 4.7(a) by any Representative of the Parent, or any of its Affiliates, whether or not such person is purporting to act on behalf of Parent, or otherwise, shall be deemed to be a breach of Section 4.7(a) by Parent.

(c) If BGS, the Sellers or any Affiliate thereof receives any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the Parent shall notify the Buyer orally, with written confirmation to follow promptly (and in any event within twenty-four (24) hours), of such Acquisition Proposal, request or inquiry, including the material terms and conditions thereof (which, for avoidance of doubt, shall not include the identity of the person making such proposal). Parent shall not provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until five (5) Business Days after Parent has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence.

(d) The Parent shall (i) keep the Buyer informed, on a current basis, of the status and details (including any change to the material terms and conditions, which, for avoidance of doubt, shall not include the identity of the person making such proposal) of any such Acquisition Proposal or inquiry, (ii) provide to the Buyer as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Parent from any third party in connection with any Acquisition Proposal or sent or provided by the Parent to any third party in connection with any Superior Proposal (which, for avoidance of doubt, shall not include the identity of the person making such proposal), and (iii) if the Buyer shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Parent shall furnish a copy of such information to the Buyer.

(e) On the first day of the Exclusivity Period, the Parent shall cause its subsidiaries and its and their Representatives to cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

4.8 Delivery of S-X Financial Statements. The Parent shall deliver to the Buyer, not later than August 15, 2005, the S-X Financial Statements. The Parent shall also use commercially reasonable efforts to deliver to the Buyer no later than August 15, 2005 (a) a consent of the Parent’s auditor to the inclusion of its reports regarding the S-X Financial Statements in any Registration Statement or other filing to be made by the Buyer under United States securities laws and (b) to the extent permitted by the Parent’s auditors, access to or copies of all work papers related to the S-X Financial Statements.

4.9 No Purchases of Stock During Trading Period. During the Trading Period (a) neither the Parent nor any Affiliate of the Parent shall purchase any Buyer Common Stock other than in any underwritten public offering in connection with the transactions contemplated by this Agreement and (b) neither the Buyer nor any Affiliate of the Buyer shall purchase any shares of the common stock, $.01 par value per share, of the Parent.

4.10 Termination of Affiliate Transactions. Prior to the Closing, except as set forth on Schedule 4.10, the Parent shall cause all transactions and relationships between the Sellers and any of their Affiliates (other than the Business Subsidiaries and the Operating Subsidiaries) on the one hand, and the Business Subsidiaries and the Operating Subsidiaries, on the other hand, including those transactions and relationships set forth in Section 2.21 of the Disclosure Schedule, to be terminated effective as of the Closing Date. The foregoing covenant shall include the repayment, cancellation or capitalization through the issuance of additional BGS Shares of all Indebtedness owed by the Business Subsidiaries and the Operating Subsidiaries to the Sellers and any of their Affiliates (other than the Business Subsidiaries and the Operating Subsidiaries).

4.11 Other Matters. During the period from the date of this Agreement through the Closing, the Buyer shall not, directly or indirectly, take or permit any Buyer Subsidiary to take, any action that would reasonably be expected to result in a breach of its representations set forth in Section 3.13.

4.12 Stockholder Approval.

(a) Immediately after the execution and delivery of this Agreement BGS shall obtain the Requisite Stockholder Approval pursuant to a written stockholder consent in accordance with the requirements of the Delaware General Corporation Law.

(b) BGS New York agrees to vote all BGS Shares that are beneficially owned by it in favor of the adoption of this Agreement and the approval of the Merger.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to Obligations of each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the satisfaction of the condition that all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and under any applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction or waiver of the following additional conditions:

(a) the Sellers shall have obtained at their own expense (and shall have provided copies thereof to the Buyer) all of the consents, approvals or other authorizations, and effected all of the registrations, filings and notices, listed in Schedule 5.2(a) of this Agreement;

(b) the representations and warranties of BGS and the Sellers in Article II shall be true and correct in all respects (without regard to any Business Material Adverse Effect or materiality qualification) on and as of the Closing Date with the same effect as though such representations and warranties were made as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 5.2(b) shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct has a Business Material Adverse Effect;

(c) each Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing, it being agreed that the Sellers shall be deemed to have complied in all material respects with their agreement and covenant under Section 4.3 to use commercially reasonable efforts to preserve relationships with customers of the Business unless there is a loss of such customers that has a Business Material Adverse Effect;

(d) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) reasonably be expected to have a material adverse effect on the right of the Buyer to own, operate or control the Business, or to conduct the Business as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Parent shall have delivered to the Buyer the Parent Certificate;

(f) the Sellers shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests (other than Permitted Security Interests) on the assets of each Business Subsidiary and Operating Subsidiary held by any Affiliate of the Parent and copies of executed UCC termination statements with respect to all UCC financing statements evidencing Security Interests;

(g) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of each Business Subsidiary and Operating Subsidiary specified by the Buyer in writing at least five (5) Business Days prior to the Closing;

(h) the Sellers shall have delivered to the Buyer all source code for all owned Business Intellectual Property;

(i) this Agreement and the Merger shall have received the Requisite Stockholder Approval and the number of Dissenting Shares shall not exceed three percent (3%) of the number of outstanding BGS Shares as of the Effective Time;

(j) the Buyer shall have received a certificate of good standing of the Sellers and, where applicable, those Business Subsidiaries and the Operating Subsidiaries listed on Schedule 5.2(j) from the Secretary of State or other appropriate official of their respective states of incorporation;

(k) there shall not have occurred any material adverse changes in the financial or capital markets arising as a result of any acts of terrorism which shall render the Buyer unable to obtain the financing to be provided under the Financing Commitment; and

(l) the Buyer shall have received a certification from the Parent that no Seller is a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If the Parent has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to withhold from the Merger Consideration any required withholding Tax under Section 1445 of the Code.

5.3 Conditions to Obligations of the Seller. The obligation of the Sellers to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction or waiver of the following additional conditions:

(a) the representations and warranties of the Buyer and the Transitory Subsidiary in Article III shall be true and correct in all respects (without regard to any Buyer Material Adverse Effect or materiality qualification) on and as of the Closing Date with the same effect as though such representations and warranties were made as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

provided, that the condition set forth in this Section 5.3(a) shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct has a Buyer Material Adverse Effect;

(b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would prevent consummation of the transactions contemplated by this Agreement, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d) the Buyer shall have delivered to the Parent the Buyer Certificate;

(e) the Buyer Shares issuable by the Buyer pursuant to this Agreement shall have been authorized for quotation on the Nasdaq National Market;

(f) a Parent Nominee shall have been appointed to the Buyer’s board of directors effective as at Closing, as a member of the class of directors whose term will expire at the annual meeting of stockholders to be held in 2008;

(g) the Buyer shall have executed and delivered to the Parent the Shareholder Agreement in the form attached hereto as Exhibit C;

(h) the Buyer shall have delivered to the Parent a Voting Agreement executed by Rory J. Cowan in the form attached hereto as Exhibit E; and

(i) the Parent shall have received a certificate of good standing of the Buyer from the Secretary of State of its State of incorporation.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Proprietary Information. From and after the Closing, no Seller shall disclose or make use of (except to pursue its rights under this Agreement or the Shareholder Agreement), and each Seller shall use its commercially reasonable efforts to cause all of its Affiliates not to disclose or make use of any knowledge, information or documents of a confidential nature or not generally known to the public with respect to any Business Subsidiary, Operating Subsidiary, the Business or the Buyer or its business (including the financial information, technical information or data relating to the services and names of customers of the Business), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by any Seller or any Affiliate. Notwithstanding the foregoing, if Parent or Sellers or any of their Representatives are legally required to disclose any such confidential information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, applicable securities laws or pursuant to the rules governing the stock exchange on which the Parent’s securities are traded), Parent agrees that Parent shall, or shall cause such Seller or Representative, to provide the Buyer with prompt written notice of such request so that the Buyer may seek an appropriate protective order or other appropriate remedy. If such protective order or remedy is not obtained, Parent or such Seller or Representative, may disclose only that portion of the confidential information which such person is legally required to disclose, and Parent shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such material so disclosed.

6.2 Solicitation and Hiring. For a period of three (3) years after the Closing Date, no Seller shall, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his or her employment with the Buyer or any Subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee. Notwithstanding the foregoing, clause (a) of the preceding sentence shall not prohibit a general solicitation through a public medium or general or mass mailing by a Seller or its Affiliate or on their behalf and not directly or indirectly targeted at the Restricted Employees, and clause (b) of the preceding sentence shall not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six (6) months or longer.

6.3 Non-Competition.

(a) For a period of three (3) years after the Closing Date, no Seller shall, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, market, sell or provide any service anywhere in the world which is competitive with any service provided by the Business as of the Closing Date or within the three (3) year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the Business as conducted as of the Closing Date or during the three (3) year period prior to the Closing Date. Notwithstanding the foregoing, Parent shall be permitted to continue operating its BTS Business and Financial Print Business as they are currently conducted (and the Buyer acknowledges that such businesses compete with the Business). Additionally, nothing in this Section 6.3(a) shall prohibit Parent from directly or indirectly acquiring any person or business that owns a Subsidiary, division or holds an equity or other interest in, any business that directly or indirectly competes with the Business so long as in its last full fiscal year prior to such acquisition, the consolidated revenues of such acquired person or business that directly or indirectly compete with the Business constituted less than 25% of the total revenues of such entity, the primary purpose of such acquisition is not to compete with the Business and Parent divests such competing person or business within twenty-four (24) months from the acquisition of such person or business. Moreover, it shall not be a violation of this Section 6.3(a) if any person or business that competes with the Business directly or indirectly acquires the Sellers or any of their Subsidiaries (whether by merger, stock purchase, asset purchase, recapitalization or otherwise).

(b) Each Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that the foregoing non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

6.4 Sharing of Data. The Parent shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business conducted by the Sellers prior to the Closing Date, for preparing the schedule and analysis of “net operating losses” under Section 8.2(a) and for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records, Tax records, correspondence, production records, and other records to the extent relating solely to the Business that are retained by the Sellers pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. Neither the Buyer nor any Seller shall destroy any such books, records or accounts retained by it without first providing the other Parties with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense. The Sellers shall be entitled to retain copies of all Tax records reasonably required to enable the Sellers to make the determination in Section 8.2(a) regarding the availability of “net operating losses.”

6.5 Use of Name.

(a) Promptly following the Closing, except as otherwise expressly provided in this Section 6.5, the Buyer will not represent or hold itself out as having any affiliations with any Seller and shall completely and permanently obliterate, mask, delete or remove all Retained Marks from all assets, products and materials used in the Business or in the continuing operations of BGS, its Affiliates and Subsidiaries. Notwithstanding the foregoing:

(i) for a period of not more than three (3) months following the Closing Date, solely in its operation of the Business, the Buyer may utilize existing sales promotional aids, existing literature and other existing printed material of the Business bearing the Retained Marks;

(ii) for a period of not more than six (6) months following the Closing Date, solely in its operation of the Business, the Buyer may continue to use the Retained Marks as such Retained Marks were used in the Business immediately prior to Closing where the obliteration, masking, deletion or removal of such Retained Marks is impractical; and

(iii) for a period of not more than twelve (12) months following the Closing Date, solely in its operation of the Business, the Buyer may disclose to its customers and potential customers that it is conducting the Business as a successor to the Sellers from and after the Closing Date.

(b) The license to use the Retained Marks is non-exclusive and all rights therein not expressly granted pursuant to this Section 6.5 are reserved to Sellers. Nothing in this Agreement conveys any ownership interest in the Retained Marks to the Buyer. The Buyer agrees that its use of the Retained Marks in the operation of the Business shall be consistent with the past practices of the Sellers in connection with the Business and, with respect to such use, the Buyer shall adhere to substantially similar quality standards to which the Sellers adhered immediately prior to the Closing. All uses of the Retained Marks shall inure to the benefit of Sellers. Buyer shall not take any actions which disparage the Sellers or degrade the value of the Retained Marks.

6.6 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with each other Party in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement or the Shareholder Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party or Parties providing such cooperation and by each such Party’s officers, directors, employees and agents, but shall not be responsible for reimbursing any such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

6.7 Certain Expenses. Subject to the Buyer complying with the other terms and conditions of this Agreement, Buyer and Parent shall each pay one half (1/2) of any fees and expenses incurred by Buyer in connection with the receipt of the Financing Commitment; provided, however, that in no event shall Parent’s share of such fees and expenses exceed an aggregate of $1,500,000. Parent shall pay its share of any such fees and expenses upon the earliest to occur of (a) the Closing, (b) the termination of this Agreement by the Buyer under Section 9.1(b) or (i), or (c) the termination of this Agreement by Parent under Section 9.1(f); provided, however, that in the case of clauses (b) and (c), the Parent shall only be liable for its share of such fees and expenses if such fees and expenses are actually payable by the Buyer to the lender under the Financing Commitment.

6.8 Indemnification of Directors and Officers. The certificate of incorporation and by-laws of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of BGS and its Subsidiaries, respectively, immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified unless required by applicable law for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were present or former directors, officers, employees or agents of BGS or any of its Subsidiaries at the Closing (each, together with such person’s heirs, executors or administrators, a “BGS Covered Person”) relating to service prior to Closing. The provisions of this Section 6.8 shall survive the consummation of the transaction contemplated hereby and expressly are intended to benefit each BGS Covered Person.

6.9 Replacement of Parent Guarantees.

(a) As soon as practicable after the Closing, the Buyer will use its commercially reasonable efforts to replace each of the Parent guarantees set forth in Section 6.9 of the Disclosure Schedule (the “Parent Guarantees”) with a like guarantee from the Buyer.

(b) In the event the Buyer is unable to replace any such Parent Guaranty, the Buyer shall indemnify and hold harmless Parent and its Affiliates for any and all Damages incurred by them in respect of any claim on such Parent Guarantee maintained in place after the Closing Date.

6.10 Union Employees. Buyer agrees to (a) comply with all legal requirements that may be applicable as a result of any Business Employees who are covered by any collective bargaining agreement or similar agreement with any trade union, works council or other group of employee representatives (“Collective Bargaining Agreements”), (b) where applicable, recognize such trade union, works council or other group of employee representatives as the exclusive bargaining units for such employees and (c) assume all rights and obligations of Parent and its Affiliates under the Collective Bargaining Agreements with respect to such employees.

6.11 Transition Services. For a period of up to forty five (45) days after the Closing Date, the Sellers shall cooperate with the Buyer in the provision of payroll services and in the relocation of data and personnel from premises or servers controlled by the Sellers to premises or servers controlled by the Buyer. The Buyer shall pay the reasonable costs incurred by the Sellers in providing such transition services.

6.12 Change in Control and Retention Payments. Within ten (10) days after the receipt of any invoice from the Buyer, the Sellers shall pay to the Buyer (a) all retention and stock option equalization payments (including all employer Taxes associated therewith) paid to any Business Employee pursuant to the Contracts set forth on Schedule 6.12, (b) all severance and change of control payments (including all employer Taxes associated therewith) paid to any Business Employee within 180 days after the Closing Date pursuant to the Contracts set forth on Schedule 6.12 and (c) one half (1/2) of all severance and change of control payments (including all employer Taxes associated therewith) paid to any such Business Employee more than 180 days after the Closing Date pursuant to the Contracts set forth on Schedule 6.12. The Buyer shall pay all other bonus payments to be made to any Business Employee provided, however, that the Sellers, and not the Buyer, shall pay all retention, stock option equalization, severance and change of control payments, bonus payments and other amounts payable to the Business Employee labeled “Excluded Business Employee” on Schedule 6.12.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Parent. The Parent shall indemnify the Buyer in respect of, and hold the Buyer harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof (including the Surviving Corporation) resulting from, relating to or constituting:

(a) the failure of any representation or warranty made by BGS and the Sellers in Article II to be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except (i) to the extent such representations and warranties expressly relate to a date prior to the Closing Date (in which case such representations shall be true and correct on and as of such earlier date) and (ii) in the case of the representation and warranty made by BGS and the Sellers in the second sentence of Section 2.26, the Parent shall have no obligation to indemnify the Buyer against any breach of such representation arising from events or circumstances occurring after the date of this Agreement;

(b) any failure to perform any covenant or agreement of the Sellers contained in this Agreement, the Shareholder Agreement or any agreement or instrument furnished by any Seller to the Buyer pursuant to this Agreement; provided, that the Sellers shall be deemed to have complied with their agreement and covenant under Section 4.3 to use commercially reasonable efforts to preserve relationships with customers of the Business unless there is a loss of such customers that has a Business Material Adverse Effect;

(c) any failure to perform any covenant or agreement of BGS or the Parent under Section 1.5 of this Agreement; and

(d) the matters set forth in item (i) of Section 2.13(b) of the Disclosure Schedule.

7.2 Indemnification by the Buyer. The Buyer shall indemnify the Sellers in respect of, and hold the Sellers harmless against, any and all Damages incurred or suffered by the Sellers resulting from, relating to or constituting:

(a) the failure of any representation or warranty made by the Buyer and the Transitory Subsidiary in Article III to be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to a date prior to the Closing Date (in which case such representations shall be true and correct on and as of such earlier date); and

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, the Shareholder Agreement or any other agreement or instrument furnished by the Buyer to the Sellers pursuant to this Agreement.

7.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. The Indemnified Party shall provide the Indemnifying Party with a copy of the complaint or other written notice of the claim from the third party claimant to the Indemnified Party, along with reasonable access to such additional information that is in the control or possession of the Indemnified Party relating to the Third Party Action as the Indemnifying Party may reasonably request for the purpose of assisting the Indemnifying Party in determining whether to assume control of the defense of such Third Party Action. Within sixty (60) days after delivery of notification of the commencement of such Third Party Action, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel of its choosing; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to 150% of the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes (based on the advice of counsel) that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed unless such settlement is solely for money Damages (and not injunctive or other relief) that is paid entirely by the Indemnifying Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the thirty (30) day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30) day period, the Indemnifying Party and the Indemnified Party shall discuss the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute. The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute.

(e) If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by the Arbitrator in accordance with the Commercial Rules in effect from time to time and the following provisions.

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the New York City, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the Parties.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each Party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the Parties (which shall not include any Party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then, provided (i) the amount paid by the Buyer and its Affiliates to satisfy any such third party claim does not exceed $200,000 and (ii) the aggregate amount paid by the Buyer and its Affiliates to satisfy all such third party claims does not exceed $400,000, then (A) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (B) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (C) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date 15 months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 3.1 and 3.2 shall survive the Closing without limitation, (ii) the representations and warranties set forth in Sections 2.9 and 2.18 shall survive until thirty (30) days following expiration of all statutes of limitation applicable to the matters referred to therein and (iii) the representations and warranties set forth in Section 2.17 shall survive until the earlier to occur of (A) thirty (30) days following expiration of all statutes of limitation applicable to the matters referred to therein and (B) five (5) years after the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. Except for the disclosures contained in the Disclosure Schedule, the rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.5 other than as expressly set forth in Section 4.5), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants other than as expressly set forth in Section 4.5.

7.5 Limitations.

(a) Notwithstanding anything to the contrary herein, the Parent shall not have any indemnification obligations for Damages under Section 7.1(a) unless (i) the Damages with respect to any individual item is equal to or greater than $50,000 (an “Allowed Claim”), and (ii) the aggregate amount of all Damages (including, for this purpose, Damages for any claim that is not an Allowed Claim) exceeds $1,200,000 (the “Deductible”), in which event Parent shall be required to pay the amount of Damages in respect of Allowed Claims which exceed the Deductible, but only up to a maximum amount of $50,000,000 (the “Indemnification Cap”); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.9 or 2.17. The Parent’s liability for Damages under Section 7.1(d) shall not exceed $1,000,000. For purposes solely of this Article VII and Article VIII, all representations and warranties of BGS and the Sellers in Article II (other than with respect to lists called for by Sections 2.11, 2.13(c), 2.13(d), 2.13(e), 2.20, 2.21, and 2.24 and Sections 2.6 and 2.7) shall be construed as if the term “material” and any reference to “Business Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Notwithstanding anything to the contrary herein, the Buyer shall not have any indemnification obligations for Damages under Section 7.2(a) unless (i) such claim is an Allowed Claim, and (ii) the aggregate amount of all Damages (including, for this purpose, Damages for any claim that is not an Allowed Claim) exceeds the Deductible, in which event the Buyer shall be required to pay the amount of Damages in respect of Allowed Claims which exceed the Deductible, but only up to a maximum amount of the Indemnification Cap; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.2. For purposes solely of this Article VII, all representations and warranties of the Buyer and the Transitory Subsidiary in Article III (other than Sections 3.5 and 3.6) shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under Article VII or Article VIII shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(d) Notwithstanding anything in this Article VII or Article VIII to the contrary, Parent may, at its sole election, be entitled to settle any indemnification obligation owing to the Buyer under this Article VII or Article VIII by forfeiting within five (5) days after the determination of the Average Settlement Price a number of shares of Buyer Common Stock determined by dividing the money Damages payable to the Buyer in respect of any such indemnification claim by the Average Settlement Price.

7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII or pursuant to Article VIII shall be treated as an adjustment to the Merger Consideration for Tax purposes.

7.7 Damages Net of Insurance, Etc. The amount of any Damages for which indemnification is provided under this Article VII or Article VIII shall be net of (a) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party (less any costs of recovery) and (b) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Damages (less any costs of recovery) (each person named in clauses (a) and (b), a “Collateral Source”). The Indemnified Party shall use commercially reasonable efforts to seek recovery from all Collateral Sources other than any material customer of the Business; provided, however, that in no event shall an Indemnified Party be required to commence any litigation against any such Collateral Source or otherwise exhaust its remedies against any such Collateral Source as a condition precedent to the recovery of Damages under this Agreement. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under this Article VII and Article VIII is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VII and Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII and Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by an Indemnified Party pursuant to this Article VII and Article VIII.

ARTICLE VIII

TAX MATTERS

8.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) The Sellers shall prepare and timely file or shall cause to be prepared and timely filed (i) all Tax Returns for the Sellers for all periods, (ii) all Tax Returns for any Income Taxes of any Business Subsidiary and any Operating Subsidiary for all Pre-Closing Tax Periods, and (iii) all other Tax Returns of any Business Subsidiary and any Operating Subsidiary required to be filed (taking into account extensions) prior to the Closing Date. The Sellers shall make or cause to be made all payments required with respect to any such Tax Returns pursuant to this Agreement. The Buyer shall promptly reimburse the Sellers for the amount of any such Taxes paid by the Sellers to the extent such Taxes are not Pre-Closing Taxes to the extent that Buyer is so required pursuant to this Agreement.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Business. The Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that subject to Section 8.1(c), the Sellers shall promptly reimburse the Buyer to the extent any payment the Buyer is required to make is a Pre-Closing Tax.

(c) The Buyer shall provide the Sellers with the Buyer’s calculations regarding the amount of any Taxes which the Buyer determines has given rise to a right of indemnification pursuant to Section 8.2 hereof in sufficient detail and particularity to enable the Sellers to verify the amount of the required indemnification. The Buyer shall also provide the Sellers with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Sellers) at least thirty (30) days prior to the due date for such Tax Return to the extent possible in light of the number of days between the end of the applicable Tax period and the due date for the Tax Return. No later than fifteen (15) days prior to the due date for filing of such Tax Return (or as soon as practicable following Buyer’s provision of the Tax Return to Sellers where Buyer has provided the Tax Return less than thirty (30) days before the due date for the Tax Return), the Sellers shall notify the Buyer of any reasonable objections the Sellers may have to the Buyer’s calculations regarding the amount of such Taxes which the Buyer determined has given rise to a right of indemnification pursuant to Section 8.2 hereof and to any items set forth in such draft Tax Returns. The Buyer and the Sellers agree that any such objections shall be resolved in a manner consistent with the past practices with respect to such items unless (i) required by law or (ii) pursuant to the advice of Buyer’s tax counsel, provided, however, that if the Sellers object to the advice of Buyer’s tax counsel, the parties agree to consult and resolve in good faith any such objection and the parties further agree that if they are unable to resolve such objection, they will submit the dispute to binding arbitration in accordance with the provisions of Section 7.3(e) of this Agreement.

(d) Any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid as follows: (i) the first $150,000 of Transfer Taxes shall be paid by the Buyer and (ii) the amount of any Transfer Taxes in excess of $150,000 shall be paid equally by the Buyer and the Sellers.

8.2 Tax Indemnification

(a) The Sellers shall indemnify and hold harmless the Buyer, each Business Subsidiary, each Operating Subsidiary, and any successors thereto or Affiliates thereof in respect of and against (x) Damages resulting from, relating to, or constituting a breach of any representation contained in Section 2.9 hereof, (y) the failure to perform any covenant or agreement set forth in this Article VIII, and (z) without duplication, the following Taxes:

(i) any Pre-Closing Taxes;

(ii) any Taxes for any taxable period ending on or before the Closing Date for which any Business Subsidiary or any Operating Subsidiary has any liability under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or foreign laws, as a transferee or successor, or pursuant to any contractual obligation; and

(iii) any Taxes arising under or in connection with any Business Benefit Plan or any rights thereunder granted prior to Closing (whether or not such rights are exercised or become vested on, at or after Closing);

provided, however, that the Sellers shall not be liable for and shall not indemnify the Buyer, any Business Subsidiary, any Operating Subsidiary or any successors thereto or Affiliates thereof for any liability for Taxes (A) resulting from transactions or actions taken by the Buyer, any Business Subsidiary or any Operating Subsidiary on the Closing Date that are taken after the Closing, except for transactions or actions undertaken in the Ordinary Course of Business and (B) in respect of income or gain for which any Business Subsidiary or any Operating Subsidiary has “net operating losses,” as defined in Section 172(c) of the Code (or any corresponding provision of state, local or non-U.S. Tax law) from any taxable period ending on or prior to the Closing Date, and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date, available to offset such income or gain after taking into account any limitation on net operating loss carryforwards under Section 382 of the Code (or any corresponding provision of state, local or non-U.S. Tax law). Notwithstanding the foregoing clause (B), the Buyer shall have no obligation to offset any such income by any such “net operating losses” to reduce the Taxes for which the Sellers are liable under this Section 8.2(a) unless the Sellers timely provide to the Buyer upon the Buyer’s request therefor a schedule setting forth the amount of available “net operating losses” and the year(s) such losses were incurred, and an analysis prepared by a nationally recognized law or accounting firm satisfactory to the Buyer setting forth the amount of any limitation under Section 382 of the Code (and any corresponding provision of state, local or non-U.S. Tax law).

(b) The Buyer shall indemnify and hold harmless the Sellers in respect of and against (x) the failure to perform any covenant or agreement set forth in this Article VIII, and (y) without duplication, any and all Taxes due and payable by any Business Subsidiary or any Operating Subsidiary arising in the ordinary course of business for any taxable period beginning before and ending on or after the Closing Date. For the avoidance of doubt, the Buyer shall not be responsible for any Pre-Closing Taxes.

8.3 Allocation of Certain Taxes.

(a) The Buyer and the Sellers agree that if any Business Subsidiary, any Operating Subsidiary or any Seller is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Sellers shall treat such day as the last day of a taxable period. The Buyer and the Sellers agree that they will treat any Business Subsidiary and any Operating Subsidiary as if they ceased to be part of the affiliated group of corporations of which the Parent is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

(b) (i) If any Business Subsidiary or Operating Subsidiary is entitled to a refund or credit of Income Taxes for any Pre-Closing Tax Period that is attributable to the carryback of losses, credits or similar items of any Business Subsidiary or Operating Subsidiary from any period beginning after the Pre-Closing Tax Period and if the refund or credit is paid to the Sellers, the Sellers shall pay to the Buyer the amount of such refund or credit promptly after receipt, together with any interest or other amount received in connection therewith. (ii) Any Tax refund received by the Buyer, any Business Subsidiary or any Operating Subsidiary, and any amounts of overpayments of Tax credited against Tax which the Buyer, any Business Subsidiary or any Operating Subsidiary otherwise would be or would have been required to pay that relate to any Pre-Closing Tax Period, or portion thereof, shall be for the account of the Sellers, and the Buyer shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto together with any interest or other amount received in connection therewith.

8.4 Cooperation on Tax Matters; Tax Audits.

(a) The Buyer and the Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns and the conduct of any Tax audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent reasonably related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is reasonably relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Business, and providing copies of all relevant Tax Returns of the Business Subsidiaries or the Operating Subsidiaries to the extent related to the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. The Buyer and the Sellers and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) The Sellers shall have the right, at their own expense, to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any Pre-Closing Tax Period. The Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business; provided that, with respect to any item the adjustment of which may cause any Seller to become obligated to make any payment pursuant to Section 8.2(a) hereof, the Buyer shall consult with the Sellers with respect to the resolution of any issue that would affect any Seller, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Sellers. Where consent to a settlement is withheld by any Seller pursuant to this Section 8.4(b), such Seller may continue or initiate any further proceedings at its own expense, provided that any liability of the Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had such Seller not continued or initiated further proceedings.

(c) Without the prior written consent of the Sellers, none of the Buyer, any Business Subsidiary or any Operating Subsidiary shall carry back or elect to carry back any net operating loss or other item or attribute available in the U.S. or a U.S. state or local jurisdiction to a Pre-Closing Tax Period unless the Buyer, any Business Subsidiary or any Operating Subsidiary is required by law to do so. The Buyer, the Business Subsidiaries and the Operating Subsidiaries agree to reimburse the Sellers for any reasonable out-of-pocket costs incurred by the Sellers connected therewith, including, but not limited to, reasonable out-of-pocket costs of time spent by independent accountants preparing such carryback Tax Returns and any adjustment to Taxes for which Sellers are liable hereunder.

8.5 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Business shall be terminated or amended to eliminate the Business Subsidiaries and the Operating Subsidiaries as parties to such agreements prior to the Closing Date and, after the Closing Date, none of the Buyer, the Business Subsidiaries, the Operating Subsidiaries or their Affiliates shall be bound thereby or have any liability thereunder for amounts due in respect of periods beginning after the Pre-Closing Tax Period.

8.6 338(h)(10) Election. The Parent will join with the Buyer in making a Section 338(h)(10) Election with respect to the acquisition of the BGS Shares contemplated by this Agreement. The Buyer and the Parent shall cooperate fully in the making of such Section 338(h)(10) Election. In particular, and not by way of limitation, in order to effect such Section 338(h)(10) Election the Buyer and the Parent shall jointly execute on or prior to the Closing Date, Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to the applicable Treasury Regulations (it being agreed that the Allocation Schedule will be prepared in accordance with Section 1.10 of this Agreement). Such Form 8023 and attachments shall be held by Buyer and shall be filed by the Buyer on behalf of itself and the Parent in accordance with, and within the time prescribed by, Section 338 of the Code and the regulations thereunder. The Buyer and the Parent agree to report the transaction for tax purposes in a manner consistent with the making of such Section 338(h)(10) Election. The Parent and the Buyer agree that all additional Taxes that are payable as a result of the treatment for state tax purposes of the Merger as a sale of assets instead of a sale of stock associated with making any such Section 338(h)(10) Election shall be borne by the Buyer, and the Buyer shall indemnify the Parent for all such Taxes; provided, however, that Buyer shall not be obligated to pay more than $300,000 in connection therewith.

8.7 Section 338(g) Election. In its sole discretion, the Buyer may make an election under Section 338(g) of the Code with respect to the purchase of the stock of the Subsidiaries of BGS that are not “United States persons” as defined in Section 7701(a)(30) of the Code; provided, however, that if the Buyer makes a Section 338(g) election with respect to one such Subsidiary, it will make such an election with respect to all such Subsidiaries.

8.8 Scope of Article VIII. Any claim by any Party relating to a breach by another Party of its obligations under this Article VIII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VII. Notwithstanding the foregoing or any other term or condition of Article VII, (i) claims for a breach of an obligation under this Article VIII may be made by a Party at any time prior to the 60th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (ii) to the extent there is any inconsistency between the terms of Article VII and this Article VIII with respect to the allocation of responsibility between the Sellers and the Buyer for Taxes relating to the Business, the provisions of this Article VIII shall govern.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement (provided that the Buyer is not in material breach of this Agreement) by giving written notice to the Parent in the event the Sellers are in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Buyer to the Parent of written notice of such breach;

(c) the Parent may terminate this Agreement (provided that no Seller is in material breach of this Agreement) by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Parent to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to the Parent if the Closing shall not have occurred on or before February 15, 2006 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

(e) the Parent may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before February 15, 2006 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Sellers of any representation, warranty or covenant contained in this Agreement);

(f) the Parent may terminate this Agreement prior to the commencement of or after the expiration of the Exclusivity Period by giving written notice to the Buyer if the Parent’s board of directors, after compliance with the Parent’s obligations set forth in Section 4.7, determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so;

(g) the Parent or the Buyer may terminate this Agreement if there shall be any (i) law of any Governmental Entity having jurisdiction over BGS, its Subsidiaries, the parties hereto or the transactions contemplated by this Agreement that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or (ii) order of a Governmental Entity of competent jurisdiction that permanently restrains, permanently enjoins, or permanently otherwise prohibits the consummation of the transactions contemplated hereby and such order shall become final and non-appealable;

(h) the Parent may terminate this Agreement if on the Closing Date (i) the Financing Commitment is not in full force and effect or a replacement of the Financing Commitment sufficient to enable the Buyer to consummate the transactions contemplated by this Agreement has not been obtained by the Buyer or (ii) the difference between (A) the Cash Consideration and (B) the sum of the amount of cash available to the Buyer and the amount of any such financing commitment exceeds (C) $20,000,000; or

(i) the Buyer may terminate this Agreement within three (3) Business Days after the Parent’s delivery of the S-X Financial Statements to the Buyer if the S-X Financial Statements shall indicate that (i) the revenue from external customers of the Business is more than five percent (5%) less than the amount set forth in the line item entitled “Revenue from external customers: Globalization” in the Notes to Consolidated Financial Statements set forth in Parent’s Form 10-K for the fiscal year ended December 31, 2004 or (ii) the segment profit of the Business is more than fifteen percent (15%) less than the amount set forth in the line item entitled “Segment profit (loss): Globalization” in the Notes to Consolidated Financial Statements set forth in Parent’s Form 10-K for the fiscal year ended December 31, 2004.

9.2 Effect of Termination. If either the Parent or the Buyer terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties (except for any liability of a Party for breaches of this Agreement), and the provisions set forth in Sections 6.7, 11.1, 11.7, 11.8, 11.11, 11.13 and 11.14 shall survive any such termination; provided, however, that in the event the Parent terminates this Agreement pursuant to Section 9.1(h)(i) above, the Buyer shall not be relieved of liability under this Agreement or under applicable law. Notwithstanding the foregoing, Parent shall pay Buyer a termination fee of $3,000,000 in the event of (a) the termination of this Agreement pursuant to Section 9.1(f), and (b) the consummation of the sale, in any manner, directly or indirectly, of any of BGS and its Subsidiaries or any material portion of the consolidated total assets of the Business within nine (9) months of termination of this Agreement. Such termination fee shall be paid by wire transfer of same-day funds within one (1) Business Day after the consummation of such transaction.

ARTICLE X

DEFINITIONS

10.1 Definitions. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Acquisition Proposal” shall mean (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving any Business Subsidiary or Operating Subsidiary or (b) any proposal or offer to acquire in any manner, directly or indirectly, any of the equity securities or any material portion of the consolidated total assets of the Business, in each case other than the transactions contemplated by this Agreement.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Affiliated Group” shall mean a group of corporations with which any Seller, Business Subsidiary or Operating Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Affiliated Period” shall mean any period in which any Seller, Business Subsidiary or Operating Subsidiary was a member of an Affiliated Group.

“Aggregate Option Consideration” shall mean the aggregate amount of Option Consideration payable to all Option holders.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Allocation Schedule” has the meaning set forth in Section 1.10.

“Allowed Claim” has the meaning set forth in Section 7.5(a).

“Antitrust Authority” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the Hart-Scott-Rodino Act, the Federal Trade Commission Act, in each case as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Arbitrator” shall mean the single arbitrator to which a Dispute is submitted pursuant to Section 7.3(e).

“Average Closing Price” shall mean the volume weighted average price of Buyer Common Stock during the Trading Period, as reported by the principal exchange or market on which Buyer Common Stock is traded.

“Average Settlement Price” shall mean the volume weighted average price of Buyer Common Stock during the thirty (30) trading day period ending on the trading day immediately preceding the day a final judgment is entered with respect to, or the Buyer and Parent agree in writing to settle, any indemnification claim owing to the Buyer under Article VII or Article VIII, as reported by the principal exchange or market on which Buyer Common Stock is traded. The calculation of the Average Settlement Price shall take into consideration any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock during such trading period.

“Balance Sheet” shall have the meaning set forth in Section 2.6(a).

“Balance Sheet Date” shall have the meaning set forth in Section 2.6(a).

“BGS” shall have the meaning set forth in the first paragraph of this Agreement.

“BGS Covered Person” shall have the meaning set forth in Section 6.8.

“BGS Shares” shall mean the shares of common stock, $.01 par value per share, of BGS.

“BGS Stock Plan” shall mean any stock option plan or other stock or equity-related plan of BGS.

“BGS Stockholders” shall mean the stockholders of record of BGS immediately prior to the Effective Time.

“Bowne New York” shall have the meaning set forth in the first paragraph of this Agreement.

“BTS Business” shall mean the translation business conducted by Bowne Translation Services and Bowne Financial Print.

“Business” shall mean the business of providing globalization, localization, interpretation and technical writing services.

“Business Benefit Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by any Seller, Business Subsidiary, Operating Subsidiary or any ERISA Affiliate for the benefit of one or more Business Employees or former Business Employees.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in Boston, Massachusetts or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Business Employees” shall mean all employees of any Seller, Business Subsidiary or Operating Subsidiary who have performed or are performing services related to the Business.

“Business Intellectual Property” shall mean the Intellectual Property owned by or licensed to any Business Subsidiary or Operating Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“Business Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the financial condition or results of operations of BGS and its Subsidiaries, taken as a whole, other than any adverse change or effect arising out of (a) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates, (b) changes in laws or interpretations thereof by any Governmental Entity or changes in accounting requirements or principles, (c) changes affecting generally the industries or markets in which BGS and its Subsidiaries conduct business which do not have a disproportionate impact on BGS and its Subsidiaries, taken as a whole, (d) the consummation of the transactions contemplated hereby or any actions by the Sellers taken pursuant to this Agreement or in connection with the transactions contemplated hereby, (e) any natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (f) any action required to be taken under any law or order or any existing Contract by which BGS or any of its Subsidiaries (or any of their respective properties) is bound, (g) any failure by BGS, in and of itself, to meet any internal projections or forecasts or (h) a loss of customers other than a loss of any customers of the Business that results in a decrease in revenues of the Business after the date hereof such that the trailing twelve (12) month revenue of the Business as of the earlier to occur of (i) the Closing Date and (ii) the date four (4) months after the date of this Agreement, is less than ninety percent (90%) of the trailing twelve (12) month revenue of the Business as of May 31, 2005. The terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Business Material Adverse Effect.

“Business Subsidiaries” shall mean BGS, Bowne Global Solutions II Inc., a Delaware corporation, and Bowne of Europe B.V., a Netherlands corporation.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate of the Chief Executive Officer or Chief Financial Officer of the Buyer to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.3 is satisfied in all material respects, which shall also include the incumbency of all officers executing any agreement or document on behalf of the Buyer pursuant to this Agreement and shall have attached a true and correct copy of the resolutions of the board of directors of the Buyer authorizing the transactions contemplated hereby.

“Buyer Common Stock” shall mean the shares of common stock, $.01 par value per share, of the Buyer.

“Buyer Customer Deliverables” shall mean the services that the Buyer and the Buyer Subsidiaries (a) currently provide, or (b) have provided within the previous three (3) years, or (c) currently plan to provide in the future.

“Buyer Internal Systems” shall mean the internal systems of the Buyer and the Buyer Subsidiaries, including computer hardware systems, software applications and embedded systems.

“Buyer Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Buyer or any Business Subsidiary and covering, incorporated in, underlying or used in connection with the Buyer Customer Deliverables or the Buyer Internal Systems.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, other than any adverse change or effect arising out of (a) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates, (b) changes in laws or interpretations thereof by any Governmental Entity or changes in accounting requirements or principles, (c) changes affecting generally the industries or markets in which the Buyer and its Subsidiaries conduct business which do not have a disproportionate impact on Buyer and its Subsidiaries, taken as a whole, (d) the consummation of the transactions contemplated hereby or any actions by the Buyer taken pursuant to this Agreement or in connection with the transactions contemplated hereby, (e) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (f) any action required to be taken under any law or order or any existing Contract by which Buyer or any of its Subsidiaries (or any of their respective properties) is bound or (g) any failure by Buyer, in and of itself, to meet any internal projections or forecasts. A decline in the trading price of the Buyer Common Stock, in and of itself, shall not constitute a Buyer Material Adverse Effect.

“Buyer SEC Reports” shall mean all registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) filed by the Buyer with the SEC since January 1, 2003.

“Buyer Shares” shall mean the shares of Buyer Common Stock to be delivered to the Parent pursuant to Section 1.3(a).

“Buyer Subsidiary” shall mean any Subsidiary of the Buyer.

“Cash Consideration” shall mean an amount equal to (a) $180,000,000 minus (b) the value of the Stock Consideration calculated at the Average Closing Price; provided, however, that in no event shall the cash delivered at the Closing be less than $130,000,000 and in no event shall the aggregate amount of the Seller Notes exceed $20,000,000.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean, unless otherwise agreed by the Parties, the later to occur of (a) September 1, 2005 and (b) the first Business Day of the next calendar month after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties. Notwithstanding the foregoing, for purposes of determining the Closing Date under clause (b) of the prior sentence, if the Closing Date is scheduled to occur prior to the expiration of the Exclusivity Period, then (i) if the Exclusivity Period expires prior to the last five (5) days of the month, the Closing Date shall occur on the first Business Day of the next calendar month after the expiration of the Exclusivity Period and (ii) if the Exclusivity Period expires within the last five (5) days of the month, the Closing Date shall occur on a date selected by the Parent and the Buyer that is no earlier than the first Business Day of the next calendar month after the expiration of the Exclusivity Period and no later than the first Business Day of the second next proceeding calendar month after the expiration of the Exclusivity Period.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Source” shall have the meaning set forth in Section 7.7.

“Collective Bargaining Agreements” shall have the meaning set forth in Section 6.10.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.4(c).

“Contract” shall mean any note, bond, mortgage, indenture, license, agreement, contract or lease, including all amendments thereto.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Deliverables” shall mean the services that the Business (a) currently provides, or (b) has provided within the previous three (3) years, or (c) currently plans to provide in the future.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi). Damages shall not include (and no party shall have any indemnification rights with respect to) lost profits, lost revenues, lost opportunities, consequential damages, punitive damages and other special damages regardless of the legal theory; provided, however, that any of the foregoing amounts payable in connection with the settlement or satisfaction of a judgment with respect to any Third Party Action shall constitute actual Damages.

“Deductible” shall have the meaning set forth in Section 7.5(a).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Sellers to the Buyer on the date hereof, as the same may be supplemented pursuant to Section 4.5(a).

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenting Shares” shall mean BGS Shares held as of the Effective Time by a BGS Stockholder who has not voted such BGS Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, including pension, lump sum, gratuity, insurance coverage, life assurance, fringe benefits, severance benefits, disability benefits (including life assurance, private medical or dental coverage and long term disability benefits), deferred compensation, bonuses, commissions, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Entity Classification Elections” shall have the meaning set forth in Section 4.3(d).

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA), which together with any Seller, Business Subsidiary or Operating Subsidiary would be deemed for any purpose under ERISA or the Code to be a “single employer” within the meaning of Section 414(b) or (c) of the Code, or for the purpose of Section 302 of ERISA and/or Sections 412, 4971, 4977, 4980, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exclusivity Period” shall mean a period of thirty (30) days commencing on the latest to occur of the date (a) of the delivery to Buyer of the financial statements of the Business referred to in Section 4.8 and (b) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and under any applicable foreign antitrust or trade regulation law shall have expired or otherwise been terminated.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Financial Print Business” shall mean the financial print business conducted by the Parent and its Affiliates.

“Financial Statements” shall have the meaning set forth in Section 2.6(a).

“Financing Commitment” shall mean that certain commitment letter dated June 28, 2005 from Wachovia Bank, National Association and Wachovia Capital Markets, LLC.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any government or political subdivision or regulatory authority, whether foreign or domestic, federal, state, provincial, territorial, local or municipal, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any foreign or domestic, federal, state, provincial, territorial, local or municipal court or similar tribunal.

“Government Contract” shall mean any agreement with any Governmental Entity for the provision of goods or services to or for the use by such Governmental Entity, or providing for the transfer of funds or in-kind support by such Governmental Entity in furtherance of a public purpose, or any subcontract at any tier entered into in furtherance of such an agreement.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” shall mean any Taxes imposed upon or measured by net income.

“Indebtedness” of any person shall mean indebtedness of such Person for borrowed money. For the avoidance of doubt, Indebtedness shall include any capitalized lease obligations but shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Cap” shall have the meaning set forth in Section 7.5(a).

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrights and registrations and applications for registration thereof;

(d) computer software, data and documentation;

(e) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(f) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(g) copies and tangible embodiments thereof.

“Interim Balance Sheet” shall have the meaning set forth in Section 2.6(a).

“Internal Systems” shall mean the internal systems of each Business Subsidiary and Operating Subsidiary that are used in the Business, including computer hardware systems, software applications and embedded systems.

“Lease” shall mean any lease or sublease pursuant to which any Business Subsidiary or Operating Subsidiary leases or subleases from another party any real property that is used in the Business.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator, mediator or ombudsman.

“Material Contract” shall have the meaning set forth in Section 2.14(a).

“Materials of Environmental Concern” shall mean any pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Transitory Subsidiary with and into BGS in accordance with the terms of this Agreement.

“Merger Consideration” shall mean (a) a number of shares of Buyer Common Stock in an amount equal to the result obtained by dividing (i) the Stock Consideration by (ii) the number of outstanding BGS Shares immediately prior to the Effective Time and (b) cash in an amount equal to the result obtained by dividing (i) the Cash Consideration by (ii) the number of outstanding BGS Shares immediately prior to the Effective Time.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Operating Subsidiary” shall mean any entity 50% or more of the stock or other ownership interests of which, by vote or by value, is owned directly or indirectly by any Business Subsidiary.

“Option” shall mean each option to purchase or acquire BGS Shares, whether issued by BGS pursuant to a BGS Stock Plan or otherwise.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owned Real Property” shall mean each item of real property owned by any Business Subsidiary or Operating Subsidiary.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Certificate” shall mean a certificate of the Chief Executive Officer, Chief Financial Officer or other Senior Vice President of Parent to the effect that (a) each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving any Seller, Business Subsidiary or Operating Subsidiary) of Section 5.2 is satisfied in all material respects and (b) as of the Closing Date, the Business Subsidiaries and Operating Subsidiaries, taken as a whole, have cash on hand of not less than $11,500,000, which certificate shall also include the incumbency of all officers executing any agreement or document on behalf of the Sellers pursuant to this Agreement and shall have attached a true and correct copy of the resolutions of the boards of directors of the Sellers authorizing the transactions contemplated hereby.

“Parent Guarantees” shall have the meaning set forth in Section 6.9.

“Parent Nominee” shall have the meaning set forth in Section 4.6.

“Parent SEC Reports” shall mean all registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) filed by the Parent with the SEC since January 1, 2003.

“Parties” shall mean BGS, the Buyer, the Transitory Subsidiary and each Seller.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Security Interests” shall mean (a) Security Interests reflected on the Balance Sheet or on Section 10.1 of the Disclosure Schedule, (b) Security Interests consisting of statutes, laws, codes, regulations, governmental rules, zoning or planning restrictions or other regulations,

(c) any other easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which would not reasonably be expected to have a Business Material Adverse Effect, (d) Security Interests for current taxes, assessments or governmental charges or levies not yet due and payable or being contested in good faith, (e) Security Interests of landlords, carriers, warehousemen, mechanics, suppliers, material men or repairmen arising from the ordinary course of business and (f) Security Interests that are considered immaterial, financially or otherwise.

“Pre-Closing Taxes” shall mean (A) all Taxes for any taxable period ending on or before the first day of any taxable period that includes the Closing Date other than any such Taxes that arise in the Ordinary Course of Business and are not yet due and payable as of the Closing Date and (B) all Taxes for any taxable period beginning before and ending on or after the Closing Date that arise outside the Ordinary Course of Business and are attributable to the period or portion of the period prior to the Closing Date, in each case due and payable by (x) the Sellers in respect of the Business, (y) any Business Subsidiary, and (z) any Operating Subsidiary. For the avoidance of doubt, except for an amount up to $300,000 in Taxes to be paid by the Buyer in accordance with Section 8.6 of this Agreement, any Taxes of the Sellers, any Business Subsidiary or any Operating Subsidiary required to be paid by reason of the Section 338(h)(10) Election in respect of the acquisition of the BGS Shares contemplated by this Agreement shall be deemed to be Pre-Closing Taxes.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the taxable period that includes the Closing Date.

“Registration Statement” shall mean a registration statement, post-effective amendment and/or prospectus supplement to be filed by the Buyer with the SEC in connection with the public offering of securities of the Buyer in order to raise funds to pay all or part of the Cash Consideration.

“Representatives” shall have the meaning set forth in Section 4.7(a) of this Agreement.

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding BGS Shares entitled to vote on this Agreement and the Merger.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Restricted Employee” shall mean any person who either (a) was an employee of the Buyer or any Buyer Subsidiary on either the date of this Agreement or the Closing Date or (b) was a Business Employee on either the date of this Agreement or the Closing Date and was employed by any Business Subsidiary or any Operating Subsidiary.

“Retained Marks” shall mean the trademarks, tradenames, logos or any contraction, abbreviation or simulation of the Seller containing “Bowne”, “Bowne Global Solutions”, “BGS”

or any variation thereof or term confusingly similar thereto and the domain name “Bowneglobal.com” or other domain name containing “Bowne.”

“SEC” shall mean the Securities and Exchange Commission.

“Section 338(h)(10) Election” shall mean an election under §338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

“Seller(s)” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Note” shall have the meaning set forth in Section 1.3(b).

“Senior Executives” shall have the meaning set forth in Section 2.16(a).

“Shareholder Agreement” shall have the meaning set forth in Section 1.9(b)(vii).

“Solvent” shall mean, with respect to any person, that (a) the property of such person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such person exceeds the amount that will be required to pay such person’s probable liability on its existing debts as they become absolute and matured; (c) such person has adequate capital to carry on its business; and (d) such person does not intend or believe it will incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“Stock Consideration” shall mean (a) 9,400,000 shares of Buyer Common Stock if the Average Closing Price of the Buyer Common Stock is less than $7.24 (in each case subject to adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock from the date of this Agreement through the Closing) and (b) if the Average Closing Price of the Buyer Common Stock is $7.24 or more, such number of shares of Buyer Common Stock as shall have a value of $68,056,000 calculated at the Average Closing Price (in each case subject to adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock from the date of this Agreement through the Closing). No fraction of a share of Buyer Common Stock shall be issued, and any fractional share thereof shall be rounded down to the nearest whole number and the BGS Stockholders shall receive cash in lieu of such fractional share.

“Subsidiary” shall mean, with respect to any person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such person directly or indirectly through one or more Subsidiaries of such person and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through one or more Subsidiaries of such person has more than a 50% equity interest.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal (a) on terms which the Parent’s Board of Directors determines in its good faith judgment to be more favorable to the Parent than the transactions contemplated by this Agreement (after taking into consideration the advice with respect thereto of a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and (b) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Surviving Corporation” shall mean BGS, as the surviving corporation in the Merger.

“S-X Financial Statements” shall mean financial statements for the Business which have been prepared in accordance with Regulation S-X of the SEC and satisfy the Buyer’s obligation to include financial statements of the Business in any Registration Statement or other filing to be made by the Buyer under United States securities laws, including without limitation audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Business as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and for the six months ended June 30, 2005, as certified without qualification by the Parent’s auditor.

“Tax Audit” shall mean any audit or examination by any Taxing Authority.

“Tax Returns” shall mean any and all reports, returns, computations, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, national insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Taxing Authority” shall mean a Governmental Entity responsible for the imposition or collection of Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII. Without limitation of the foregoing, a Third Party Action shall include any claim or proceeding, whether or not a suit is commenced, by any Governmental Entity.

“Trading Period” shall mean the thirty (30) trading day period ending on the trading day immediately preceding the day of the Closing.

“Transfer Taxes” has the meaning set forth in Section 8.1(d).

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

10.2 Knowledge.

(a) Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Sellers, such knowledge shall mean the actual knowledge of the individuals listed in Schedule 10.2(a), without inquiry.

(b) Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Buyer, such knowledge shall mean the actual knowledge of the individuals listed in Schedule 10.2(b), without inquiry.

ARTICLE XI

MISCELLANEOUS

11.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party or Parties and provide such other Party or Parties with a copy of the proposed disclosure prior to making the disclosure).

11.2 No Third Party Beneficiaries. Other than as set forth in Section 6.8, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings,

agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more wholly-owned Subsidiaries of the Buyer; provided, further, that the Buyer shall remain liable under this Agreement if it makes such an assignment.

11.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to any Seller: Bowne & Co., Inc. 345 Hudson Street New York, NY 10014 Attention: General Counsel Telecopy: (212) 931-1899	Copy (which shall not constitute notice) to: White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Attention: Mark L. Mandel, Esq. Telecopy: (212) 354-8113

If to the Buyer: Lionbridge Technologies, Inc. 1050 Winter Street Suite 2300 Waltham, MA 02451 Attention: General Counsel Telecopy: (781) 434-6057

Copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and

Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Mark G. Borden, Esq.

and Jeffrey A. Hermanson, Esq.

Telecopy: (617) 526-5000

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party or Parties notice in the manner herein set forth.

11.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

11.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.11 Expenses. Except as set forth in Article VII, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Parent agrees that none of the costs and expenses

(including legal fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby will be borne by any Business Subsidiary or Operating Subsidiary.

11.12 Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2, 6.3, 6.8 and 6.9) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 11.12 shall not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.

11.13 Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought exclusively in the courts of the State of New York located in New York City or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. Each of the Sellers and the Buyer agree that service of any process, summons, notice or document by United States registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 11.13.

11.14 Waiver of Jury Trial. Each of the Buyer and the Sellers hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Buyer and the Sellers (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.14.

11.15 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(e) All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

LIONBRIDGE TECHNOLOGIES, INC.

By:	/s/ RORY J. COWAN
Title:	Chief Executive Officer and President

GGS ACQUISITION CORP.

By:	/s/ RORY J. COWAN
Title:	President

BGS COMPANIES, INC.

By:	/s/ SCOTT L. SPITZER
Title:	Vice President

BOWNE & CO., INC.

By:	/s/ PHILIP E. KUCERA
Title:	Chairman and CEO

BOWNE OF NEW YORK CITY, LLC

By:	/s/ SCOTT L. SPITZER
Title:	Vice President

The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

/s/ MARGARET A. SHUKUR
Secretary

The undersigned, being the duly elected Secretary of BGS, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding BGS Shares entitled to vote on this Agreement.

/s/ SCOTT L. SPITZER
Secretary